UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF

1934 (AMENDMENT NO.     )

Filed by the registrant [X]

Filed by a party other than the registrant [    ]

Check the appropriate box:

[    ] Preliminary proxy statement                 [    ] Confidential, for use of the Commission

only (as permitted by Rule 14a-6 (e) (2)).

[X] Definitive proxy statement

[    ] Definitive additional materials

[    ] Soliciting material pursuant to Rule 14a-12

SPARTON CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required

[    ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

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[ ]	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Sparton Corporation will be held at 425 North Martingale Road, Suite 1000, Schaumburg, Illinois 60173-2213, on November 30, 2017, at 8:00 a.m., local time, for the following purposes:

(1)	To elect seven directors each for a term of one year as set forth in the Proxy Statement.

(2)	To ratify the appointment of independent registered public accountants by an advisory vote.

(3)	To approve the Named Executive Officer compensation by an advisory vote.

(4)	To approve the frequency of the advisory vote on compensation of Named Executive Officers by an advisory vote.

(5)	To transact such other business as may properly come before the meeting or at any adjournments thereof.

Only holders of common stock of record at the close of business on October 20, 2017 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors
/s/ Joseph J. Hartnett JOSEPH J. HARTNETT
Interim President and Chief Executive Officer

Schaumburg, Illinois

October 30, 2017

IMPORTANT

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, OR USE OUR INTERNET VOTING SYSTEM AS PROMPTLY AS POSSIBLE. THIS WILL ASSURE YOUR REPRESENTATION AND A QUORUM FOR THE TRANSACTION OF BUSINESS AT THE MEETING. IF YOU ATTEND THE MEETING IN PERSON, THE PROXY WILL NOT BE USED IF YOU SO REQUEST BY REVOKING IT AS DESCRIBED IN THIS PROXY STATEMENT.

You may obtain directions to the Annual Meeting by sending a written request to Sparton Corporation, Attention: Corporate Secretary, 425 N. Martingale Road, Suite 1000, Schaumburg, Illinois 60173-2213.

This Notice of Annual Meeting of Shareholders, Proxy Statement and our 2017 Annual Report are also available at http://www.proxyvote.com.

Sparton Corporation

2017 Proxy Statement Summary

The following is a summary of certain information provided in the body of this Proxy Statement. This Summary does not contain all of the information contained in this Proxy Statement, and shareholders should review the entire Proxy Statement before voting on any matter proposed hereunder.

2017 Annual Meeting of Shareholders

• Time and Date	8:00 a.m. Central Standard Time, November 30, 2017

• Place	425 North Martingale Road, Suite 1000, Schaumburg, Illinois 60173-2213

• Voting	Shareholders as of the record date, October 20, 2017, are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters	Board Vote Recommendation	Page Reference (for more detail)

Election of Seven Directors	FOR each director nominee	13

Ratification of BDO USA, LLP as independent registered public accountant for fiscal year 2018 by advisory vote	FOR	18

Advisory vote on Named Executive Officer compensation	FOR	20

Advisory vote on frequency of the shareholder advisory vote on Named Executive Officer compensation.	In favor of a shareholder advisory vote every 1 YEAR	21

Transact other business that properly comes before the meeting

Director Nominees	Independence
Alan L. Bazaar	Other than Mr. Hartnett, who is the Interim President and Chief Executive
James D. Fast	Officer of Sparton Corporation, all director nominees are independent.
Joseph J. Hartnett
Charles R. Kummeth	Attendance
David P. Molfenter	Each of our director nominees attended at least 75% of all meetings of the
James R. Swartwout	Board of Directors and committees on which they serve (during the period
Frank A. Wilson	served).

Independent Registered Public Accountant

Sparton Corporation is asking the shareholders to ratify the appointment of BDO USA, LLP for fiscal year 2018. The following table summarizes the fees that BDO USA, LLP billed Sparton Corporation for the fiscal years ended July 2, 2017 and July 3, 2016:

(In thousands)	Year Ended
	July 2, 2017	July 3, 2016
Audit Fees	$ 521	$ 572
Audit-Related Fees	34	43
Tax Fees	356	530
All Other Fees	—	890
Total	$ 911	$ 2,035

Executive Compensation

Sparton Corporation believes that its compensation policies and practices are effective in achieving its goals of attracting, motivating, retaining and rewarding its senior management team in order to achieve Sparton Corporation’s corporate objectives and increase value for its shareholders. Please see “Executive Officer and Director Compensation” below at page 24 for details regarding compensation for fiscal year 2017.

2018 Annual Shareholders Meeting

Deadline for shareholder proposals to be included in the 2018 Proxy Statement: July 2, 2018.

Deadline for shareholder proposals: August 2, 2018.

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SPARTON CORPORATION

425 N. Martingale Road

Suite 1000

Schaumburg, Illinois 60173-2213

PROXY STATEMENT

For the Annual Meeting of Shareholders to be held on November 30, 2017

SOLICITATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SPARTON CORPORATION, an Ohio corporation (the “Company”), of proxies for use at the 2017 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at 425 North Martingale Road, Schaumburg, Suite 1000, Illinois 60173-2213, on Thursday, November 30, 2017, at 8:00 a.m., Local Time, and at any and all adjournments thereof. The cost of solicitation will be paid by the Company. In addition to solicitation of proxies by mail, the Company will request that banks, brokers and other holders of record send proxies and proxy materials to the beneficial owners of Company common stock and secure their voting instructions. The Company has also made arrangements with Morrow Sodali LLC to assist it in soliciting proxies and has agreed to pay Morrow Sodali LLC approximately $8,500 plus reasonable expenses for these services. Officers and employees of the Company and its subsidiaries may solicit proxies personally, by facsimile or other means, without additional compensation.

At the meeting, the Company’s shareholders will act upon four proposals. The first proposal is the election of seven directors, each to serve for a one-year term until the annual meeting held in the year 2018 and the election and qualification of their successors. The second proposal is the ratification of the appointment of independent registered public accountants by an advisory vote. The third proposal is the approval of the compensation of the Named Executive Officers (defined below) by an advisory vote. The fourth proposal is the approval of the frequency of the advisory vote on the compensation of the Named Executive Officers by an advisory vote. The proposals are described in more detail in this Proxy Statement.

OUTSTANDING STOCK AND VOTING RIGHTS

In accordance with the Code of Regulations of the Company, the Board of Directors has fixed the close of business on October 20, 2017 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record on that date will be entitled to vote. As of the record date for the Annual Meeting, the Company had outstanding 9,834,723 shares of common stock, each entitled to vote at the Annual Meeting. Votes cast at the meeting and votes submitted by proxy are counted by the inspectors of the election, who are appointed by the Company.

Voting by Proxy

If a shareholder is a corporation or partnership, the accompanying proxy card should be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, the signer’s full title should be given and a certificate or other evidence of appointment should be furnished.

You can vote in one of four ways. You can vote by mail, you can authorize the voting of your shares over the telephone, you can authorize the voting of your shares over the Internet, or you can vote in person at the Annual Meeting. Your proxy may be solicited up to the date and time of the meeting.

Voting by Mail

If you choose to vote by mail, you may vote by completing and signing the proxy card that accompanies this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this Proxy Statement, the shares you own will be voted in accordance with the recommendations of the Company’s Board of Directors. If you choose to vote by mail, your duly signed proxy card must be received by 11:59 p.m., Eastern Standard Time, on November 29, 2017.

Voting by Phone

If you choose to vote by telephone, call 1-800-690-6903. These procedures allow shareholders to appoint a proxy to vote their shares and confirm that their instructions have been properly recorded. If you vote by telephone, you do not have to mail in your proxy card, but your vote must be received by 11:59 p.m. Eastern Standard Time on November 29, 2017.

Voting by Internet

If you choose to vote over the Internet, instructions for a shareholder of record to vote by the Internet are set forth on the enclosed proxy card. The Internet voting procedures are designed to authenticate votes cast by use of a personal identification number that appears on the proxy card. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote over the Internet, you do not have to mail in your proxy card, but your vote must be received by 11:59 p.m. Eastern Standard Time on November 29, 2017.

Voting 401(k) Plan Shares

If you participate in the Company’s 401(k) retirement savings plan (the “401(k) Plan”) and hold shares in your plan account, you may vote the number of shares credited to your account as of the record date. You should receive instructions from the 401(k) Plan trustee, Merrill, Lynch, Pierce, Fenner & Smith (“Merrill Lynch”) on how to vote your shares of Company common stock held in the 401(k) Plan. You must provide Merrill Lynch with instructions on how to vote your shares. Only the trustee may vote your shares. You may not vote shares held in the 401(k) Plan by returning a proxy card directly to the Company or by voting in person at the Annual Meeting. If you do not instruct the 401(k) Plan trustee, Merrill Lynch, as how to vote your shares held in the 401(k) Plan, Merrill Lynch may vote your shares in accordance with its fiduciary obligations under the Employee Retirement Income Security Act as 1974, as amended. Your voting instructions (or change or revocation in voting instructions) must be received before 8:00 a.m. Eastern Standard Time November 29, 2017.

Shares Held in Street Name

If you are not the record holder of the shares you own because they are held in “street name” by a bank or brokerage firm, your bank or brokerage firm is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the rules of The New York Stock Exchange (“NYSE”), if you do not give instructions to your brokerage firm, it may still be able to vote your shares with respect to certain “discretionary” items that are deemed by the NYSE to be routine (e.g., the ratification of the appointment of independent registered public accountants), but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. If you do not provide voting instructions to your broker with respect to non-discretionary items such as election of directors and the advisory vote on the compensation of Named Executive Officers, your shares will not be voted for any such proposal. In such case, the shares will be treated as “broker non-votes.”

Revocation and How Shares are Voted if No Instructions are Provided

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation with the Chairman or Secretary of the Company, at or before the Annual Meeting, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Chairman or Secretary of the Company either signed and returned by mail or transmitted using the Internet or telephone procedures at or before the Annual Meeting subject to deadlines set forth above or (iii) attending the Annual Meeting and voting in person with adequate notification. Attending the Annual Meeting alone, without voting at the Annual Meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed to: Sparton Corporation, Attn: Corporate Secretary, 425 North Martingale Road, Suite 1000, Schaumburg, Illinois 60173-2213.

Unless revoked, the shares represented by the enclosed proxy will be voted at the meeting in accordance with any specification made thereon, if the proxy is returned properly executed and delivered in time for voting in accordance with the deadlines set forth above.

Unless otherwise specified, the proxy will be voted “FOR” the election of the seven director nominees, “FOR” the ratification of the appointment of independent registered public accountants, “FOR” approval of the compensation of the Named Executive Officers, and in favor of holding shareholder advisory votes on the compensation of the Named Executive Officers every “1 YEAR”.

Quorum and Vote Required

At all meetings of shareholders, including the Annual Meeting, the holders of record of a majority of the outstanding voting shares of the Company, present in person or by proxy, constitutes a quorum for the transaction of business.

In accordance with the Company’s Second Amended Articles of Incorporation, and with respect to Proposal 1, a director nominee must receive, in an uncontested election of directors, a greater number of votes cast “FOR” his or her election than “AGAINST” his or her election. Broker non-votes and abstentions are not counted for purposes of this Proposal. Under our governing documents and Ohio law, an incumbent director who is not re-elected will continue in office as a “holdover” director until his or her successor is elected by a subsequent shareholder vote, or his or her earlier resignation, removal from office or death. In order to address “holdover” terms for any incumbent directors who fail to be re-elected under our majority vote standard, our Corporate Governance Guidelines provide that if a director nominee does not receive a majority affirmative vote, he or she will promptly offer his or her resignation as a director to the Board of Directors. Within ninety (90) days, the Board of Directors will decide, after taking into account the recommendation of the Nominating and Corporate Governance Committee (in each case excluding the nominee(s) in question), whether to accept the resignation. The Nominating and Corporate Governance Committee and the Board of Directors may consider any relevant factors in deciding whether to accept a director’s resignation. The Board of Directors explanation of its decision shall be promptly disclosed in a filing with the Securities and Exchange Commission (“SEC”).

With respect to Proposal 2, the ratification of the appointment of the independent registered public accountant requires the affirmative vote of a majority of the shares entitled to vote thereon and present in person or represented by proxy at the Annual Meeting. Broker non-votes are not counted for purposes of this Proposal. Abstentions have the same effect as a vote against this Proposal.

With respect to Proposal 3, the approval of the compensation of the Named Executive Officers requires the affirmative vote of a majority of the shares entitled to vote thereon and present in person or represented by proxy at the Annual Meeting. Broker non-votes are not counted for purposes of this Proposal. Abstentions have the same effect as a vote against this Proposal.

With respect to Proposal 4, the proposal on the frequency of the advisory vote on the compensation of the Named Executive Officers seeks approval of a vote every one, two or three years. The option that receives the highest number of votes cast on this Proposal will be treated as the option approved by the shareholders. Broker non-votes and abstentions are not counted for purposes of this Proposal.

Proposals 2, 3 and 4 are advisory in nature and not binding, although the Board of Directors will carefully consider the shareholder votes.

Other Matters

Management does not intend to present, and does not know of anyone who intends to present, any matters at the meeting to be acted upon by the shareholders not referred to in the Notice and this Proxy Statement. If any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Independence criteria and determination

The listing requirements under Section 303A.01 of the NYSE Listed Company Manual (the “Manual”) provide that a majority of the members of a listed company’s board of directors must be independent. The question of independence is determined with respect to each director pursuant to standards set forth in the Manual. The Manual also requires that certain committees be composed entirely of independent directors. The committees covered by this requirement are the Audit, Compensation, and Nominating and Corporate Governance Committees. Based upon the standards set forth in the Manual, as of the date of this Proxy Statement, seven of the Board of Director’s eight members, being more than a majority of the Board of Directors, are independent. All current members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent in that those directors do not have a material relationship with the Company directly or as a partner, shareholder or affiliate of an entity that has a relationship with the Company.

In making such determinations, the Board considered (i) whether a director had, within the last three years, any of the relationships under Section 303A.02(b) of the Manual with the Company that would disqualify a director from being considered independent, (ii) whether the director had any disclosable transaction or relationship with the Company under Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Exchange Act”), which relates to transactions and relationships between directors and their affiliates, on the one hand, and the Company and its affiliates (including management), on the other, and (iii) the factors suggested in the NYSE’s Commentary to Section 303A.02, such as commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships, among other relationships, or other interactions with management that do not meet the absolute thresholds under Section 303A.02 or Item 404(a) but which, nonetheless, could reflect upon a director’s independence from management. In considering the materiality of any transactions or relationships that do not require disqualification under Section 303A.02(b), the Board of Directors considered the materiality of the transaction or relationship to the director, the director’s business organization and the Company and whether the relationship between (i) the director’s business organization and the Company, (ii) the director and the Company and (iii) the director and his or her business organization interfered with the relevant director’s business judgment.

Based on the foregoing, the Company has determined that the following directors are independent: Alan L. Bazaar, James D. Fast, John A. Janitz, Charles R. Kummeth, David P. Molfenter, James R. Swartwout and Frank A. Wilson.

Meetings of Independent Directors

The independent directors schedule meetings in executive sessions without the presence of the Company’s management. The Chairman presides over the sessions during the year.

The independent directors met five times during fiscal year 2017.

Shareholder Communication with Independent Directors

Shareholders wishing to communicate directly with the independent directors may send correspondence addressed as follows:

Independent Directors

c/o Corporate Secretary

Sparton Corporation

425 N. Martingale Road, Suite 1000

Schaumburg, Illinois 60173-2213

Board Leadership Structure and Board and Committee Information

Chairman

Mr. James R. Swartwout has been elected by the directors as the Chairman. The Chairman provides leadership to enhance the effectiveness of the Board of Directors, presides over meetings of the directors, and serves as a liaison between the Board of Directors and management. The Chairman is responsible for determining when to hold, and who shall preside over, executive sessions held by the independent directors. If a shareholder, employee, or third party prefers not to communicate directly with the entire Board of Directors or management, communications may be sent to the Chairman, in care of the Corporate Secretary, using the above address.

Board and Committee Structure

As of the date of this Proxy Statement, the Company’s Board of Directors consists of seven independent directors, including the Chairman of the Board, Mr. Swartwout, and one non-independent director, Mr. Joseph J. Hartnett, the Interim President and Chief Executive Officer of the Company. The Board of Directors has established four committees, being the Audit, Compensation, Nominating and Corporate Governance, and Process Committees, as further described below. Other than the Process Committee, each of the committees is comprised solely of independent directors, and each committee has a different chair. The Company believes that its predominantly independent Board of Directors, mixed with the experience of its non-independent director, constitutes a leadership structure that is most appropriate for the Company and its shareholders.

The Board of Directors had 19 meetings during fiscal year 2017.

Board of Directors Committee Membership

Director	Independent	Audit	Compensation	Nominating and Corporate Governance	Process
Alan L. Bazaar	Yes	x		x - Chairman	x
James D. Fast	Yes			x
Joseph J. Hartnett	No				x
John A. Janitz	Yes		x		x
Charles R. Kummeth	Yes		x
David P. Molfenter	Yes		x - Chairman	x	x
James R. Swartwout	Yes	x			x - Chairman
Frank A. Wilson	Yes	x - Chairman

x denotes committee membership

Audit Committee

The Audit Committee met five times during fiscal year 2017 and is currently comprised of Messrs. Frank A. Wilson (Chairman), Alan L. Bazaar, and James R. Swartwout. Mr. Bazaar joined the Audit Committee and Messrs. James D. Fast and John A. Janitz departed from the Audit Committee after the 2016 Annual Meeting of Shareholders. The Audit Committee operates under a written charter and oversees auditing, financial reporting and internal control matters regarding accounting and financial controls. It also selects the firm that the Company retains as its independent registered public accountants and recommends the ratification of their selection by the shareholders. The Audit Committee consults with the independent registered public accountants and oversees their audit and other work. The Audit Committee also consults with the Chairman of the Board, President and Chief Executive Officer, and Chief Financial Officer and oversees those individuals who review the Company’s internal controls and compliance with policies. Each member of the Audit Committee is “independent,” as defined under the NYSE listing standards.

Mr. Wilson, in addition to being “independent,” qualifies as an “audit committee financial expert” as defined in the SEC Regulation S-K, Item 407(d)(5)(ii). Mr. Wilson’s relevant financial experience includes that he is a

Certified Public Accountant and has a B.B.A, Accounting, from Baylor University. Mr. Wilson has served as the Senior Vice President and Chief Financial Officer of PerkinElmer since 2009. Previously, Mr. Wilson served in various financial management roles over a period of 12 years at the Danaher Corporation. For additional detail, see “Director Biographies” below at page 13 describing the members of the Board of Directors and their respective experience, qualifications, attributes and skills.

The independent registered public accountants have access to the Audit Committee without any other members of management being present. The Audit Committee met with management and the independent registered public accountants before the announcement of earnings each quarter. The Audit Committee also met with the independent registered public accountants without management present on four occasions during fiscal year 2017. The Audit Committee also reviewed the annual consolidated financial statements and annual report on Form 10-K and the Audit Committee report in this Proxy Statement before each was filed with the SEC.

Compensation Committee

The Compensation Committee held three meetings during fiscal year 2017. The Compensation Committee is currently comprised of Messrs. David P. Molfenter (Chairman), John A. Janitz, and Charles R. Kummeth. Mr. James R. Swartwout departed from the Compensation Committee after the 2016 Annual Meeting of Shareholders. The Compensation Committee monitors the remuneration, including restricted stock, restricted stock units and stock options, for the Company’s management, including the Named Executive Officers.

The Compensation Committee may delegate its authority to subcommittees consisting of independent directors and may be assisted on compensation matters by members of the Company’s staff. The Compensation Committee may, as needed, employ compensation consultants to assist the committee with its determination of the amount and/or form of executive compensation. See page 32 below under the heading “Role of the Compensation Consultant” for discussion regarding the Compensation Committee’s use of consultants. The compensation philosophy, the compensation components, and their application as described in the Compensation Discussion and Analysis, which appears below, are generally employed by the Compensation Committee in connection with the compensation for all of the executive officers of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which is currently comprised of Messrs. Alan L. Bazaar (Chairman), James D. Fast, and David P. Molfenter, held three meetings during fiscal year 2017. Mr. Charles R. Kummeth departed from the Nominating and Corporate Governance Committee after the 2016 Annual Meeting of Shareholders.

The Nominating and Corporate Governance Committee reviews corporate governance documents, and reviews the makeup of the existing Board of Directors and the tenure of its members, consistent with appropriate principles of corporate governance and applicable regulations, and reviews and recommends director remuneration to the full Board of Directors. The Nominating and Corporate Governance Committee also receives candidate resumes, and considers and recommends candidates for election to the Board of Directors consistent with the needs of the Company, regulatory requirements, and the qualifications of the candidates. The Nominating and Corporate Governance Committee has implemented a formal process for consideration of candidates, which is described under “Director Qualifications” below.

Process Committee

The Process Committee, which is comprised of Messrs. Alan L. Bazaar, Joseph J. Hartnett, John A. Janitz, David P. Molfenter, and James R. Swartwout, held 37 meetings during fiscal year 2017. The Process Committee operates under a written charter approved by the Board of Directors, and was charged by the Board of Directors with exploring a range of strategic alternatives to determine the best way to enhance shareholder value. The

Board retained Wells Fargo Securities, LLC (“Wells Fargo Securities”) and Raymond James & Associates, Inc. (“Raymond James”) as financial advisors, and Mayer Brown LLP (“Mayer Brown”), as legal advisor, to assist in this process. Prior to establishment of the Process Committee and when the Board of Directors had a different composition, the Board of Directors had established a Special Committee, but the Special Committee is not currently active.

On July 7, 2017 the Company, Ultra Electronics Holdings plc (“Ultra”), and Ultra Electronics Aneira, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for Ultra to acquire the Company by merging Merger Sub into the Company (such transaction referred to as the “Merger”), subject to the terms and conditions set forth in the Merger Agreement. Before entering into the Merger Agreement, the Board of Directors, the Process Committee, and the Special Committee extensively reviewed the Company’s options to enhance shareholder value. The Board of Directors held 23 meetings, the Special Committee held 8 meetings and the Process Committee held 46 meetings between September 2, 2015 and July 6, 2017 at which the possibility of selling the Company was discussed. The Company’s outside legal advisor, Mayer Brown, participated in portions of all but one of these meetings, and one or both of the Company’s financial advisors, Wells Fargo Securities and Raymond James, participated in portions of certain of these meetings.

On October 5, 2017, at a special meeting of holders of shares of common stock of the Company, shareholders voted to adopt the Merger Agreement. Although the Merger Agreement has been adopted by the shareholders, the consummation of the Merger remains subject to other closing conditions, including the expiration or termination of the applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). On September 25, 2017, Ultra and the Company announced that they had each received a request for additional information (the “second requests”) from the United States Department of Justice (the “DOJ”). The second requests were issued under the HSR Act and have the effect of extending the waiting period imposed by the HSR Act until 30 days after Ultra and the Company have substantially complied with the second requests, unless that period is extended voluntarily by both Ultra and the Company or terminated sooner by the DOJ. Ultra and the Company have been cooperating fully with the DOJ as it conducts its review of the transaction and will continue to do so in connection with the second requests.

Board Role in Risk Oversight

The Board of Directors is ultimately responsible for oversight of risk management. As part of the risk management process, the Company’s management team, through its Risk Management Committee, is responsible for identifying and monitoring potential risks facing the Company. The Risk Management Committee’s Chairman will rotate annually and various business departments report potential risks to the Chairman on a periodic basis. The Chairman of the Risk Management Committee reviews such potential risks with the Committee and counsel and reports its determinations to the Board of Directors. The Company believes that reviewing risk at the business department level by the Risk Management Committee, as reported to the Board of Directors, provides the Board of Directors with a comprehensive and detailed overview of enterprise risk.

The Audit Committee is charged with reviewing the adequacy and effectiveness of the accounting and financial controls, including the Company’s systems to monitor, assess and manage financial, business, legal and compliance risk.

Further, the Board of Directors believes that the roles of Chief Executive Officer and Chairman of the Board of Directors should be separated and, therefore, two different individuals serve as the Company’s Chief Executive Officer and Chairman. Mr. Joseph J. Hartnett serves as the Company’s Interim Chief Executive Officer and Mr. James R. Swartwout serves as the Chairman of the Company’s Board of Directors.

The Company’s risk structure allows the Company’s independent directors to exercise effective oversight of the actions of management, led by Mr. Joseph J. Hartnett as Interim Chief Executive Officer and President, in identifying risks and implementing effective risk management policies and controls.

Corporate Governance Guidelines and Charters

The Board of Directors has adopted Corporate Governance Guidelines applicable to the Company. The Nominating and Corporate Governance Committee reviews the Guidelines annually to determine whether to recommend changes to the Board of Directors to reflect new laws, rules and regulations and developing governance practices. The Guidelines address several key areas of corporate governance, including the Company’s governance philosophy, director responsibilities, Board of Directors composition, Board of Directors meetings and committees, director independence, and director compensation. The Guidelines are available on the Company’s website, www.sparton.com.

In addition to the Guidelines, the Board of Directors adopted charters for the Compensation, Audit, and Nominating and Corporate Governance Committees addressing corporate governance issues. These charters address issues such as independence of the committee members, committee organization and powers, member qualifications, duties and responsibilities, and corporate governance.

As of July 2, 2017, all members of the Audit, Compensation, and Nominating and Corporate Governance Committees were independent directors. Copies of the charters for each of the Audit, Compensation, and Nominating and Corporate Governance Committees are located on the Company’s website, www.sparton.com. The Company continues to develop and refine its corporate governance policies and practices and their place within the committee structure of the Board of Directors.

The Board of Directors has determined that maintaining an Executive Committee as a standing committee is not necessary, in part due to the smaller size of the Board of Directors. The Board of Directors will continue to review whether or not it is appropriate to re-establish an Executive Committee in the future.

Code of Business Conduct and Ethics

The Company’s Code of Business Conduct and Ethics sets forth the Company’s corporate values. The Code of Business Conduct and Ethics governs the actions and working relationships of the Company’s employees, officers and directors, and sets forth the standard of conduct of the Company’s business at the highest ethical level and in compliance with all applicable laws and regulations.

To the extent any waiver is granted with respect to the Code of Business Conduct and Ethics that requires disclosure under applicable SEC rules, such waiver will also be posted on the Company’s website, as will any amendment that may be adopted from time to time.

Additionally, the Company has established the following statement of its “Corporate Values”:

“We demand performance excellence in all that we do.”

“We demand integrity of ourselves, our products, and our services.”

“We foster growth and success in an environment of teamwork, collaboration, empowerment, and accountability.”

“We develop long term, trusting relationships to ensure mutually profitable growth.”

“We will maintain a safe and environmentally sound workplace.”

“We will be good corporate citizens in the communities in which we reside.”

Whistleblower Provisions

It is the Company’s policy to encourage its employees and other persons to disclose improper activities, and to address complaints alleging acts of reprisal or intimidation resulting from disclosure of improper activities. Individuals wishing to report improper activities may call the Company’s Whistleblower service at 1-800-488-1933 (from within the United States) or 1-800-4818 (from Vietnam). Activities may be reported anonymously if desired.

Director Attendance at Meetings

All directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and committees on which they serve during fiscal year 2017. In addition, the directors are expected to attend the Annual Meeting. At the Company’s 2016 Annual Meeting of the Shareholders, seven of the directors serving at that time were in attendance. Mr. John A. Janitz was not in attendance. Pursuant to our Corporate Governance Guidelines our directors are encouraged to attend director education programs on an annual basis.

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board of Directors, from time to time, the appropriate qualities, skills and characteristics desired for members of the Board of Directors in the context of the current make-up of the Board of Directors. This assessment includes consideration of the following summary of qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors, as well as the following considerations for the composition of the Board of Directors as a whole:

Essential Qualities

•	Relevant and substantial business experience, with an understanding of what is involved in leading a company.

•	Sound business instincts and judgment, with the ability to make informed and strategic decisions.

•	Professional and personal reputation and integrity consistent with the Company’s Code of Business Conduct and Ethics.

•	Strong interpersonal skills evidencing the ability to work as part of a group and express views that are both challenging to and supportive of management.

•	Commitment and availability to the Company to perform necessary and desired duties, with the ability to accept accountability for their role in decisions of the Board of Directors.

•	Genuine interest in the Company, its business, and its people, with a willingness to remain committed over a period of several years.

Board Composition Considerations

•	Strategic mix of directors allowing for diverse expertise and experience fitting the specific needs of the Company, now and anticipated in the future.

•	Multiple directors possessing understanding and expertise in the area of accounting and finance.

•	Multiple directors with specific experience and knowledge of the risks and challenges unique to the industries in which the Company operates.

•	Visionaries with the ability to lead, manage change, and assist in the continued growth of the Company.

•	Familiarity with and understanding of the media and various financial markets.

•

The Board of Directors considers diversity, including cognitive and experiential diversity, of director nominees to be desirable to achieve balanced deliberation; however the Company does not have a formal written diversity policy.

These and other factors are considered by the Board of Directors in selection of director nominees.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for selecting director candidates. The Board of Directors delegates the identification, recruitment and recommendation of director nominees to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors and management will be requested to take part in the process as appropriate.

When it is determined by the Board of Directors that a new director or nominee is to be recruited, the Nominating and Corporate Governance Committee undertakes a candidate selection process. The Committee maintains a selection criteria document, which has been approved by the Board of Directors and which the Committee reviews regularly to ensure that it is applicable. The criteria include both general criteria that all candidates must meet and specific criteria regarding skill or background that are desirable to the Board of Directors. The Nominating and Corporate Governance Committee, with the counsel of the full Board of Directors, determines which specific background should be represented in the candidate. The criteria are then given to a professional recruiter who specializes in board placements and a search is commenced. Potential candidates known to existing directors or suggested by shareholders who are believed to meet the criteria may be suggested to the recruiting agency for inclusion in the initial pool of candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the qualifications for director nominees established by the Nominating and Corporate Governance Committee. Based on the results of an evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Directors’ approval as director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates for the Board of Directors’ appointments to the committees of the Board of Directors.

Procedure for Recommendation of Director Nominees by Shareholders

The Nominating and Corporate Governance Committee will consider director candidates who are recommended by shareholders of the Company. As required by Article I, Section 10 of the Company’s Code of Regulations, to recommend a nominee, a shareholder should write to the Company’s Corporate Secretary at 425 N. Martingale Road, Suite 1000, Schaumburg, Illinois 60173-2213. Under the Code of Regulations, to be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company’s Proxy Statement for its Annual Meeting of Shareholders, a shareholder recommendation for a director must be received by the Company’s Secretary no later than 120 days nor more than 240 days prior to the one year anniversary of the preceding Annual Meeting.

Any recommendation must include (i) all information relating to such nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K; (iii) a representation of the shareholder that he or she intends to appear at the annual meeting to bring such nomination or other business before the annual meeting; and (iv) such other information as may reasonably be required by the Board of Directors as described in the Company’s proxy statement for the preceding year’s annual meeting. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

Further information regarding shareholder recommendation of director candidates is contained in the Nominating and Corporate Governance Committee Charter, which is available at the Company’s website at www.sparton.com.

Assuming the appropriate information is provided for candidates submitted by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following the same process, and applying the same criteria, as for candidates submitted by members of the Board of Directors. All director nominees recommended for election at the Annual Meeting are current members of the Board of Directors.

Shareholder Communications Policy

Shareholders should communicate with the Board of Directors by sending a letter to the Sparton Corporation Board of Directors, c/o the Corporate Secretary, 425 N. Martingale Road, Suite 1000, Schaumburg, Illinois 60173-2213. The Corporate Secretary will receive the correspondence and forward it to the director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, harassing, illegal, not reasonably related to the Company or its business, or similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications (other than a proposal submitted pursuant to Rule 14a-8 under the Exchange Act, or any communication made in connection with such a proposal) or to take other appropriate actions with respect to any such inappropriate communications. In addition, the Corporate Secretary is authorized to forward communications that are clearly more appropriately addressed by other departments, such as customer service or accounting, to the appropriate department. The foregoing instructions by the directors to the Corporate Secretary are subject to change by the directors. Additionally, all communications are available to any director who wishes to review them.

Availability of Information at Company Website

The Company’s website address is www.sparton.com. Information provided at the website includes, among other items, the Company’s Corporate Governance Guidelines, current charters for the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board of Directors, Board of Directors committees and their membership, the Company’s Code of Business Conduct and Ethics, any Shareholder Letters, the Company’s Annual Report, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and news releases. The information is also available, without charge, by contacting the Shareholders’ Relations Department at 1-847-762-5800.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

Our Code of Regulations provides that our Board of Directors will consist of not less than seven members, but our Board of Directors is authorized to fix and change the actual number of our directors from time to time. In 2016 our Board of Directors increased the number of directors to eight in connection with an agreement among the Company, Engine Capital, L.P., and certain other parties. Our Code of Regulations also provides that a person shall not be eligible for election as a director of the Corporation if at the time of such election that person has reached the age of 73. After careful consideration of the Company’s governance documents, Mr. Janitz and the Board of Directors determined he would not run given he has reached the age of 73, and the Board of Directors reduced the number of directors to seven.

Messrs. Alan L. Bazaar, James D. Fast, Joseph J. Hartnett, Charles R. Kummeth, David P. Molfenter, James R. Swartwout, and Frank A. Wilson, current directors whose terms of office expire at the Annual Meeting, are nominees for election to a one year term expiring in 2018 and the election and qualification of their successors. The nominations were made by the Nominating and Corporate Governance Committee and approved by the Board of Directors. After evaluation of the directors, the Nominating and Corporate Governance Committee determined to nominate those directors who are eligible to stand for election under the Company’s governance documents.

It is believed that all seven nominees are, and will be at the time of the Annual Meeting, available for election; and, if elected, will serve. Each of the nominees has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. However, in the event one or more of them is or should become unavailable, or should decline to serve, it is intended that the proxies will be voted for the balance of the nominees and for such substitute nominee or nominees as the Board of Directors may in its discretion select.

Vote Required for Approval

Each share of common stock is entitled to one vote for each of the seven director positions being filled at the Annual Meeting. In order to elect a nominee as a director of the Company, he or she must receive a greater number of votes cast “FOR” his or her election than “AGAINST” his or her election. Shares not voted at the Annual Meeting, whether by abstention, broker non-vote, or otherwise, will have no effect on the election of directors. See “Outstanding Stock and Voting Rights – Quorum and Vote Required” at page 3 for additional information.

Board Recommendations

The Board of Directors recommends a vote “FOR” the election of each of the seven nominees, Alan L. Bazaar, James D. Fast, Joseph J. Hartnett, Charles R. Kummeth, David P. Molfenter, James R. Swartwout, and Frank A. Wilson.

Unless otherwise directed by marking the accompanying proxy, the proxy holders named therein will vote FOR the election of the seven nominees.

Director Biographies

The following table summarizes the specific experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board of Directors to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The Company’s Board of

Directors consists primarily of individuals with broad leadership and business skills, as detailed below, who have relevant experience with companies ranging in size from smaller to much larger than the Company, including individuals who have served as chief executive officers and chief financial officers of such companies. The Nominating and Corporate Governance Committee and the Board of Directors consider the skill sets both individually and as a whole in considering who to recommend as nominees. The Board of Directors believes that all of the members of the Board of Directors have the highest professional and personal ethics and values.

Director since: 2016 Independent

Alan L. Bazaar, age 47

Mr. Bazaar serves as the Chief Executive Officer of Hollow Brook Wealth Management LLC, a full-service wealth management firm. Prior to Hollow Brook, Mr. Bazaar was a Managing Director and Portfolio Manager at Richard L. Scott Investments, LLC (“RLSI”). Mr. Bazaar was with RLSI for over ten years where he co-managed the public equity portfolio. He was responsible for all aspects of the investment decision-making process including all elements of due diligence.

Mr. Bazaar serves as the Chair of the Board of Directors of the NYSE-traded Wireless Telecom Group, and is a member of the Board of Directors of NASDAQ-traded Hudson Global, Inc. Mr. Bazaar was formerly a director at LoJack Corporation (Nasdaq: LOJN) where he was a member of the Special Committee and a member of the Nominating and Governance Committee. LoJack was sold to CalAmp Corp. (Nasdaq: CAMP) in March 2016. He was also on the Board of NTS Inc. (Nasdaq: NTS) where he was the Chairman of the Audit Committee until the sale of the Company to Tower Three Partners LLC in June 2014, and on the Board of Media Sciences Inc. (NYSE: MSII) where he was Chairman of the Nominating and Governance Committee, a member of the Audit Committee and a member of the Compensation Committee at different points in time during his tenure on the Board from June 2004 to April 2008. Mr. Bazaar was also on the Board of Airco Industries, Inc., a privately held manufacturer of aerospace products until the sale of the Company to AbelConn Electronics in October 2010. He also is a member of the Investment Advisory Committee of G. Scott Capital Partners, LLC, a private equity firm.

Mr. Bazaar received an undergraduate degree in History from Bucknell University and a MBA from the Stern School of Business at New York University. Mr. Bazaar is also a Certified Public Accountant.

Director since: 2001 Independent

James D. Fast, age 69

Retired since August 2008, formerly Chief Executive Officer, President and Director of Firstbank-West Michigan, Ionia, Michigan. Prior to joining Firstbank, Mr. Fast served as Group Vice President, Michigan National Bank-Michiana. Mr. Fast has forty years of experience in commercial banking and administration. Mr. Fast previously served as a Director of Volcor Finishing, a privately held company in Ionia, Michigan.

Mr. Fast has experience with respect to mergers and acquisitions, negotiation, compliance management and human resource oversight and supervision of financial statement preparation. His extensive skill set with respect to executive management and commercial finance provides the Board of Directors with beneficial insights with respect to business and finance matters.

Director since: 2008 Management

Joseph J. Hartnett, age 61

Mr. Hartnett has been the Interim President and Chief Executive Officer of the Company since February 2016.

Mr. Hartnett has consulted with companies as a C-level executive since 2010. Mr. Hartnett previously served as President and Chief Executive Officer of Ingenient Technologies, Inc., a multimedia software development company located in Rolling Meadows, Illinois, from April 2008 through November 2010. He joined Ingenient as Chief Operating Officer in September 2007 and left Ingenient following the sale of the company and completion of post-sale transition activities. Prior to Ingenient, Mr. Hartnett served as President and Chief Executive Officer of U.S. Robotics Corporation, a global Internet communications product company headquartered in Schaumburg, Illinois, from May 2001 through October 2006. He was Chief Financial Officer of U.S. Robotics from June 2000 to May 2001. Prior to U.S. Robotics, Mr. Hartnett was a partner with Grant Thornton LLP where he served for over 20 years in various leadership positions at the regional, national, and international level.

Mr. Hartnett is a licensed Certified Public Accountant in the State of Illinois, and holds a Bachelor of Science degree in Accounting from the University of Illinois at Chicago.

Mr. Hartnett has served as a director of Garmin Ltd. (NASDAQ: GRMN) since June 7, 2013, is current chairman of its compensation committee, and serves as a member of its audit and nominating and corporate governance committees, and is a former director of Crossroads Systems, Inc. (NASDAQ: CRDS), U.S. Robotics Corporation and Ingenient Technologies, Inc.

Mr. Hartnett brings significant industry experience in the areas of international business, operations management, executive leadership, strategic planning and finance, as well as extensive corporate governance, executive compensation and financial experience.

Director since: 2011 Independent

Charles R. Kummeth, age 57

Mr. Kummeth has served as the Chief Executive Officer of Bio-Techne Corporation, a Minnesota corporation, since April 2013. Bio-Techne Corporation and its subsidiaries are engaged in the development, manufacture and sale of biotechnology products and hematology calibrators and controls. Mr. Kummeth served as President of the Mass Spectrometry and Chromatography division of Thermo Fisher Scientific, a Delaware corporation that provides services and products within the science industry, from April 2008 through March 2013. He previously served as President of the Medical Product Division of 3M, a Delaware corporation, beginning in 2006. From 2004 to 2006, Mr. Kummeth served as the Managing Director of 3M for the UK and Ireland.

Mr. Kummeth has served on the board of Avantor, Inc., a private global life sciences company since May 2016. Mr. Kummeth served on the board of BSN Medical Inc., a private global medical device company, from March 2013 to July 2016.

Mr. Kummeth received a Bachelor of Science in Electrical Engineering from University of North Dakota in 1983, a Master of Science in Computer Science from University of St. Thomas in 1989, and a Master of Business Administration from the Carlson School of Business at the University of Minnesota in 1993.

Mr. Kummeth has significant industry experience in the areas of serving science, innovative technologies, software and laboratory operations. His extensive skill set with respect to executive management of a global company with high repute in the scientific community provides the Board of Directors with industry expertise and added business insights.

Director since: 2000 Independent

David P. Molfenter, age 72

Mr. Molfenter retired in August 2000. He formerly was Vice President Command, Control, Communication and Information Systems Segment, Raytheon Systems Company, a high technology company specializing in defense electronics, Fort Wayne, Indiana. Mr. Molfenter has a Master of Business Administration from Indiana University and a M.S. Electrical Engineering from Purdue University. Prior to employment with Raytheon Systems Company, Mr. Molfenter served as Chief Executive Officer of Magnavox Electronics Systems, Co. from 1993 to 1995, and as President of Hughes Defense Communications from 1995 to 1997. Since March, 2010, Mr. Molfenter has served as a member of the board of directors of Bowmar, LLC, a privately held company in Fort Wayne, Indiana.

Mr. Molfenter’s extensive executive management and board experience, including service as the principal executive officer of multiple companies and his seventeen years with the Company’s Board of Directors, provides him with the necessary skills to serve on the Board of Directors.

Director since: 2008 Independent

James R. Swartwout, age 71

Mr. Swartwout has been an advisor to private equity groups since 2008. From October 2006 to September 2008, he was Chief Executive Officer and member of the Board of Directors of Habasit Holding USA, the acquirer of Summa Industries, a California-based, publicly traded manufacturer of diversified plastic products for industrial and commercial markets. From October 1988 to October 2006, Mr. Swartwout held the following positions with Summa Industries (formerly NasdaqGM: SUMX): Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer. Mr. Swartwout has served on the boards of directors of numerous public and private companies. He received a Bachelor of Science in Industrial Engineering from Lafayette College and a Master of Business Administration from the University of Southern California.

Mr. Swartwout has extensive experience in a broad array of matters relevant to the affairs of the Company, including mergers, acquisitions and divestitures; management of complex, multi-business corporations; corporate governance and other matters concerning public companies.

Director since: 2015 Independent

Frank A. “Andy” Wilson, Age 58

Mr. Wilson has been Senior Vice President and Chief Financial Officer at PerkinElmer since 2009. Prior to joining PerkinElmer, Mr. Wilson held key financial and business management roles over 12 years at the Danaher Corporation, including Corporate Vice President of Investor Relations, Group Vice President of Business Development, Group Vice President of Finance for Danaher Motion Group, President of Gems Sensors, and Group Vice President of Finance for the Industrial Controls Group. Previously, Mr. Wilson worked for several years at AlliedSignal Inc., now Honeywell International, where he last served as Vice President of Finance and Chief Financial Officer for Commercial Avionics Systems. His earlier experience includes PepsiCo Inc. in financial and controllership positions of increasing responsibility, E.F. Hutton and Company, and KPMG Peat Marwick. He received a Bachelor of Business Administration, Accounting from Baylor University and is also a Certified Public Accountant.

Mr. Wilson has extensive experience in a broad array of matters relevant to the affairs of the Company, including strategic planning, finance, investor relations and business development in a large public company setting, along with marquee affiliation with the Medical, Industrial and Military & Aerospace Industries.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Relationship with Independent Registered Public Accountants

The Audit Committee appoints the independent registered public accounting firm to serve as the Company’s independent registered public accountant. BDO USA, LLP (“BDO USA”) is currently the independent registered public accountant for the Company. In addition to performing the audit of the Company’s consolidated financial statements, BDO USA provided various other services during fiscal year 2017. The Audit Committee has considered the provision of all non-audit services performed by BDO USA during fiscal year 2017 with respect to maintaining auditor independence. The Audit Committee reviewed and pre-approved all professional services requested of, and performed by, BDO USA. The aggregate fees billed for fiscal year 2017 and 2016 for each of the following categories of services are set forth below.

Pursuant to the Pre-Approval Policy, the Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accountant, and such services are considered approved through the next annual review. The Audit Committee revises the list of pre-approved services from time to time based on subsequent determinations. The Audit Committee may delegate pre-approval authority to its Chairman. The Chairman shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Pre-Approval Policy for audit and non-audit services is available on the Company’s website at www.sparton.com.

Fees

The following table presents fees for services provided by BDO USA for the years ended July 2, 2017 and July 3, 2016:

(In thousands)	Year Ended
	July 2, 2017	July 3, 2016
Audit Fees	$521	$572
Audit-Related Fees	34	43
Tax Fees	356	530
All Other Fees	—	890
Total	$911	$2,035

Audit Fees

These fees relate to the audit of the consolidated financial statements, including segment work, and for other attest services.

Audit-Related Fees

These fees primarily relate to audits of employee benefit plans.

Tax Fees

These fees relate to tax compliance, tax advice and tax planning and tax consultation for contemplated transactions.

All Other Fees

These fees are for non-audit related government contract consulting services.

Auditor Independence

The Audit Committee is required to consider the independence of BDO USA when engaging the firm to perform audit-related and other services. In 2017, it was determined by the Audit Committee that audit-related and other services provided and the fees paid for those services were consistent with maintaining the independence of BDO USA.

Vote Required for Approval

On October 5, 2017, the Audit Committee of the Board of Directors agreed to recommend the appointment of the accounting firm of BDO USA as the independent registered public accountants for the Company for the fiscal year ending July 1, 2018, and, on October 5, 2017, the Board of Directors approved such appointment. The Board of Directors is asking the shareholders to ratify the appointment of BDO USA.

Each share of common stock is entitled to one vote for this Proposal. In order to be adopted, this Proposal must be ratified by the holders of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting. Broker non-votes are not counted for purposes of this Proposal. Abstentions have the same effect as a vote against this proposal. Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors values the opinion of its shareholders and, in the event that the shareholders do not ratify the appointment by approving this Proposal 2, the Board of Directors and the Audit Committee will consider the selection of other independent registered public accountants.

Board Recommendation

The Board of Directors recommends that shareholders vote “FOR” the ratification of the selection of BDO USA, LLP by an advisory vote.

Representatives of BDO USA, the Company’s independent registered public accounting firm, are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company has designed its executive compensation program to attract, motivate, retain and reward its senior management in order to achieve the Company’s corporate objectives and increase value for our shareholders. The Company believes that its compensation policies and procedures are centered on a pay-for-performance philosophy and are aligned with the long-term interests of our shareholders.

The Company is presenting the following proposal, as required under Section 14A of the Exchange Act, which gives each shareholder the opportunity to have a voice and endorse or not endorse the Company’s executive compensation paid to our Named Executive Officers by voting for or against the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and related compensation tables and the narrative discussion, is hereby approved.”

As discussed in the Compensation Discussion and Analysis contained in this Proxy Statement, the Compensation Committee of the Board of Directors believes that the executive compensation for fiscal year 2017 is justified by the performance of the Company in a very competitive environment, is reasonable and is the result of a carefully considered approach.

In deciding how to vote on this Proposal, the Company urges you to consider the various factors regarding compensation matters as discussed in the Compensation Discussion and Analysis. Your vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation policies and practices described in this Proxy Statement.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board of Directors values your opinion and the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required for Approval

Approval of the proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting. Broker non-votes are not counted for purposes of this Proposal. Abstentions have the same effect as a vote against this Proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s Named Executive Officers as set forth in Proposal 3.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF THE SHAREHOLDER

ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that shareholders be given the right to vote, in a non-binding, advisory basis, for their preference as to how frequently we should seek advisory votes on the compensation of the Named Executive Officers. Under this Proposal 4, you are being asked whether you prefer advisory votes every year, every two years or every three years.

We believe that the say on pay votes should be conducted every year so that our shareholders have the opportunity to annually express their views on our Named Executive Officer compensation programs and practices.

The frequency of the shareholder advisory vote on Named Executive Officer compensation receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by the shareholders. Broker non-votes and abstentions are not counted for purposes of this Proposal.

Because your vote is advisory, it will not be binding upon the Board of Directors. The Board of Directors will determine the actual voting frequency for approval of executive compensation. In so doing, the Board will consider, along with other relevant facts, the results of this vote.

Vote Required for Approval

The option that receives the highest number of votes cast on this Proposal will be treated as the option approved by the shareholders.

Board Recommendation

The Board recommends that shareholders vote in favor of holding shareholder advisory votes on Named Executive Officer Compensation EVERY YEAR.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

Director and Executive Officer Beneficial Ownership

The following table shows the shares of the Company’s common stock beneficially owned (except as noted) by the Named Executive Officers, the members of our Board of Directors, and all executive officers and directors of the Company as a group as of July 2, 2017. “Named Executive Officers,” consistent with Item 402(a) of Regulation S-K promulgated under the Exchange Act, include: (i) the Company’s Chief Executive Officer and individuals acting in a similar capacity during fiscal year 2017, regardless of compensation level; (ii) all individuals serving as the Company’s Chief Financial Officer or acting in a similar capacity during fiscal year 2017, regardless of compensation level; (iii) the Company’s three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer who were serving as executive officers at the end of fiscal year 2017; and (iv) up to two additional individuals who would have been included under (iii) above but for the fact that the applicable individual was not serving as an executive officer of the Company at the end of fiscal year 2017.

	Number of Shares		Shares Underlying Options (2)	Total Number of Shares Beneficially Owned	Percent of Class (3)
Name of Beneficial Owner	Unrestricted	Restricted (1)
Alan L. Bazaar	3,349	—	—	3,349	*
James D. Fast (4)	38,307	—	—	38,307	*
Joseph J. Hartnett	48,580	—	—	48,580	*
John A. Janitz	3,349	—	—	3,349	*
Charles R. Kummeth	16,197	—	—	16,197	*
David P. Molfenter	41,056	—	—	41,056	*
James R. Swartwout (5)	43,466	—	—	43,466	*
Frank A. “Andy” Wilson	7,972	—	—	7,972	*
Joseph G. McCormack	2,000	—	3,905	5,905	*
Gordon B. Madlock	18,353	7,109	5,770	31,232	*
Joseph T. Schneider	1,000	—	4,001	5,001	*
Steven M. Korwin	30,167	4,751	4,289	39.207	*
All Directors and executive officers as a group	298,533	22,223	29,027	349,783	3.53%

*denotes a percentage of less than 1%

(1)	Restricted shares are restricted subject to the 2010 LTIP (described below at page 38). The restricted shares vest in four equal installments commencing approximately one year from the date of the grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company.

(2)	Amounts reflect shares under options held by executive officers and directors exercisable as of August 31, 2017.

(3)	Calculation is based on total shares outstanding as of July 2, 2017, being 9,860,635 shares of common stock, plus shares deemed to be beneficially owned by virtue of options to purchase those shares, if any, held by the applicable person or group for which the calculation is made.

(4)	Includes 25,663 shares over which Mr. Fast’s spouse shares voting and investment control.

(5)	Includes 39,085 shares over which Mr. Swartwout’s spouse shares voting and investment control.

Principal Shareholders

As of July 2, 2017, unless otherwise described in the footnotes below, the persons named in the following table were known by management to be the beneficial owners of more than 5% of the Company’s outstanding common stock. Certain of the beneficial owners listed below share voting and investment power over their respective shares of Company common stock, as detailed in the footnotes below. As a result, certain of the share amounts and percentages stated below are held by multiple beneficial owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Dimensional Fund Advisors, LP	806,059	(1)	8.21%
Palisades West, Building One, 6300 Bee Cave Road
Austin, Texas 78746
Beddow Capital Management Inc.	756,475	(2)	7.68%
250 Healdsburg Avenue, Suite 202
Healdsburg, California 95448
Janus Capital Management LLC	538,443	(3)	5.50%
151 Detroit St.
Denver, Colorado 80206-4805
Tappan Street Partners, LLC	600,000	(4)	6.10%
200 Park Avenue South, Suite 1116
New York, NY 10003

(1)	The shares presented are according to information included in the Schedule 13G/A filed February 9, 2017, by Dimensional Fund Advisors LP (“Dimensional”), a registered investment advisor. Dimensional is deemed to have beneficial ownership of 806,059 shares of common stock, with sole voting power over 797,435 shares and sole investment power over 806,059 shares. Dimensional disclaims beneficial ownership of all such shares.

(2)	The shares presented are according to information in the Schedule 13G filed on February 8, 2013 by Beddow Capital Management Inc. (“Beddow”), an investment adviser. Beddow is deemed to have beneficial ownership of 756,475 shares of common stock, with sole voting and shared investment power over such shares. Beddow states in its filing that the filing should not be construed as an admission that Beddow is the beneficial owner of such shares. Beddow has not amended its filing in fiscal 2014, 2015, 2016, or 2017.

(3)	The shares presented are according to information in the Schedule 13G/A filed on February 13, 2017 by Janus Capital Management LLC (“Janus”), an investment manager. Janus is deemed to have beneficial ownership of 538,443 shares of common stock, with sole investment and sole voting power over 538,443 shares. Janus disclaims beneficial ownership of all such shares.

(4)	The shares presented are according to information in the Schedule 13G/A filed on January 17, 2017 by Tappan Street Partners, LLC (“Tappan”), an investment adviser. Tappan is deemed to have beneficial ownership of 600,000 shares of common stock, with sole investment and sole voting power over 600,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, and/or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers and directors were met during the fiscal year ended July 2, 2017, other than as set forth below.

Lawrence R. Brand filed one Form 4 late, related to the forfeiture of certain restricted stock, restricted stock units, and stock options upon termination of employment. James Lackemacher filed one Form 4/A on July 13, 2016 to correct a Form 4 filed September 14, 2015 that inadvertently omitted shares held indirectly in his 401(k) plan.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In this section, we describe the material components of our executive compensation program for our Named Executive Officers, whose compensation is set forth in the 2017 Summary Compensation Table and other compensation tables contained in this Proxy Statement:

•	Joseph J. Hartnett, Interim President and Chief Executive Officer;
•	Joseph G. McCormack, Senior Vice President, Chief Financial Officer;
•	Gordon B. Madlock, Senior Vice President, Operations;
•	Steven M. Korwin, Senior Vice President, Quality and Engineering; and
•	Joseph T. Schneider, Senior Vice President, Sales and Marketing.

We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee of our Board of Directors (the “Committee”) arrives at specific compensation policies and decisions involving the Named Executive Officers.

Our Business

General

The Company is a provider of design, development and manufacturing services for complex electromechanical devices, as well as sophisticated engineered products complementary to the same electromechanical value stream. The Company serves the Medical & Biotechnology, Military & Aerospace and Industrial & Commercial markets through two reportable business segments; Manufacturing & Design Services (“MDS”) and Engineered Components & Products (“ECP”). The MDS segment represents the Company’s contract manufacturing and design services where the customer owns the related intellectual property. The ECP segment represents the Company’s manufacturing and design services where the Company owns the related intellectual property.

All of the Company’s facilities are certified to one or more of the ISO/AS standards, including ISO 9001, AS9100 and ISO 13485, with most having additional certifications based on the needs of the customers they serve. The majority of the Company’s customers are in highly regulated industries where strict adherence to regulations such as the International Tariff and Arms Regulations (“ITAR”) is necessary. The Company’s products and services include offerings for Original Equipment Manufacturers (“OEM”) and Emerging Technology (“ET”) customers that utilize microprocessor-based systems which include transducers, printed circuit boards and assemblies, sensors and electromechanical components, as well as development and design engineering services relating to these product sales. Sparton also develops and manufactures sonobuoys, anti-submarine warfare (“ASW”) devices used by the United States Navy as well as by foreign governments that meet Department of State licensing requirements. Additionally, the Company manufactures rugged flat panel display systems for military panel PC workstations, air traffic control and industrial applications, as well as high performance industrial grade computer systems and peripherals. Many of the physical and technical attributes in the production of these proprietary products are similar to those required in the production of the Company’s other electrical and electromechanical products and assemblies.

On July 7, 2017, the Company, Ultra and Merger Sub entered into the Merger Agreement that provides for Ultra to acquire the Company by merging Merger Sub into the Company, subject to the terms and conditions set forth in the Merger Agreement. On October 5, 2017, at a special meeting of holders of shares of common stock of the Company, shareholders voted to adopt the Merger Agreement. Although the Merger Agreement has been adopted by the shareholders, consummation of the Merger remains subject to other closing conditions, including the expiration or termination of the applicable waiting period (or any extension thereof) under the HSR Act. On September 25, 2017, Ultra and the Company announced that they had each received a second request from the DOJ. The second requests were issued under the HSR Act and have the effect of extending the waiting period imposed by the HSR Act until 30 days after Ultra and the Company have substantially complied with the second requests, unless that period is extended voluntarily by both Ultra and the Company or terminated sooner by the DOJ. Ultra and the Company have been cooperating fully with the DOJ as it conducts its review of the transaction and will continue to do so in connection with the second requests.

Manufacturing and Design Services

Manufacturing and Design Services segment operations are comprised of contract design, manufacturing and aftermarket repair and refurbishment of sophisticated printed circuit card assemblies, sub-assemblies, full product assemblies and cable/wire harnesses for customers seeking to bring their intellectual property to market. Customers include OEM and ET customers serving the Medical & Biotechnology, Military & Aerospace and Industrial & Commercial markets. In manufacturing and engineering for its customers, this segment adheres to very strict military and aerospace specifications, Food and Drug Administration (“FDA”) guidelines and approvals, in addition to product and process certifications. Sparton additionally is a leading developer of embedded software and software quality assurance services in connection with medical devices and diagnostic equipment.

Engineered Components and Products

Engineered Components and Products segment operations are comprised of design, development and production of proprietary products for both domestic and foreign defense as well as commercial needs. Sparton designs and manufactures ASW devices known as sonobuoys for the U.S. Navy and foreign governments that meet Department of State licensing requirements. This segment also performs an engineering development function for the United States military and prime defense contractors for advanced technologies ultimately leading to future defense products as well as replacements for existing products. The sonobuoy product line is built to stringent military specifications. These products are restricted by ITAR and qualified by the U.S. Navy, which limits opportunities for competition. Sparton is also a provider of rugged flat panel display systems for military panel PC workstations, air traffic control and industrial and commercial marine applications, as well as high performance industrial grade computer systems and peripherals. Rugged displays are manufactured for prime contractors, in some cases to specific military grade specifications. Additionally, this segment internally develops and markets commercial products for underwater acoustics and microelectromechanical (“MEMS”)-based inertial measurement.

For a more detailed discussion of our business, please see Part I, Item 1, “Business”, of our Annual Report on Form 10-K for the year ended July 2, 2017.

2017 Business Highlights

•	MDS new program win revenue for fiscal year 2017 was $62 compared to $61 million for fiscal year 2016.
•	ECP new program win revenue for fiscal year 2017 was $61 million compared to $51 million for fiscal year 2016.
•

Amended the Company’s revolving credit facility, reducing the revolving credit facility from $175,000,000 to $125,000,000, increased the permitted total funded debt to EBITDA ratio through the fiscal quarter ending March 2018 and provided for further restrictions on business.

•	Shareholders adopted a Merger Agreement on October 5, 2017 that provides for Ultra to acquire the Company, subject to certain closing conditions.

2017 Key Compensation Highlights

•	The Committee identified our 17 key peer companies based on Committee-selected criteria.
•	The Committee continued alignment of short term and long term incentive plan goals with the achievement of specific annual and long term financial goals.

•	The Committee completed the annual review of the Compensation Committee Charter.
•	The Committee reviewed Named Executive Officer stock ownership progress.
•	The Committee actively worked with management to retain and motivate employees during the process of marketing the Company for sale.
•

The Committee recommended, and the Board of Directors approved, the issuance of (i) retention bonuses under the LTIP and (ii) discretionary bonuses under the STIP to certain key employees for retention purposes.

•

The Committee conducts an annual review and approval of the Company’s compensation strategy, including a review of the Company’s compensation-related risk profile, to ensure that compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•

The Company maintains a clawback policy that provides that, in connection with any restatement of the Company’s financial statements due to material non-compliance with financial reporting requirements, it is the Company’s policy to require forfeiture by current and former executive officers of incentive-based compensation in accordance with applicable laws, rules and regulations.

2017 Compensation Committee Highlights

We maintain comprehensive governance standards based on best practices, including the oversight of our executive compensation policies and practices. The Committee is comprised solely of independent directors. The following policies and practices were in effect during 2017:

•	We have reviewed our charter to ensure continued compliance with NYSE and SEC rules.
•

We maintain a majority vote for the election of the directors in uncontested elections (and require tender of resignation by any incumbent director who is not re-elected) and plurality voting in any election that is contested.

•	Our leadership structure consists of a Chairman of the Board of Directors, a separate CEO, and strong independent Board of Directors committee chairs.

Consideration of Last Year’s “Say On Pay” Vote.

Following our annual meeting of shareholders in November 2016, the Committee reviewed the results of the shareholder advisory vote on executive compensation that was held at the meeting with respect to the fiscal year 2016 compensation of the Named Executive Officers. 93.8 percent of the votes cast (excluding broker non-votes) were voted in support of the compensation of our Named Executive Officers set forth in the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the related compensation tables and narratives in last year’s proxy statement.

After considering the results of the 2016 Say On Pay vote, which indicate that our shareholders overwhelmingly approve of our methodology for establishing compensation, as well as the other factors considered in determining executive compensation as described in this Compensation Discussion and Analysis, the Committee was encouraged to continue its practices in determining executive compensation.

Specific Compensation and Corporate Governance Policies and Practices

Our compensation philosophy and related governance features are complemented by several specific policies and practices that are designed to align our executive compensation with long-term shareholder interests, including:

•

We have stock ownership guidelines for our executive officers, including the Named Executive Officers and members of our Board of Directors, that are applicable within five years of eligibility under the LTIP for the Named Executive Officers and within five years of Board of Directors appointment for our directors. Each of the members of our Board of Directors has met his individual stock ownership level under the guidelines in effect for fiscal year 2017, except for Mr. Frank A. Wilson who joined the Board of Directors in fiscal year 2015, and John A. Janitz and Alan L. Bazaar who both joined the Board of Directors in fiscal year 2016. Mr. Steven M. Korwin is the only Named Executive Officer who has met these guidelines for fiscal year 2017. Mr. Joseph J. Hartnett, as Interim President and Chief Executive Officer, is not eligible for the LTIP, Mr. Joseph G. McCormack was hired in fiscal year 2016, and Mr. Joseph T. Schneider was hired in fiscal year 2015. The guidelines were revised in June of 2014, as described at page 41 below.

•

We have a policy prohibiting all employees, including Named Executive Officers and members of our Board of Directors, from engaging in any hedging transactions with respect to our equity securities held by them.

•

Under our Insider Trading Policy, certain of our employees and consultants, including executive officers and members of our Board of Directors, are prohibited from pledging shares of our capital stock without first obtaining pre-clearance of the transaction from our Compliance Officer. None of these covered individuals have pledged their stock.

•	Our Executive Officers, including the Named Executive Officers, receive minimal perquisites or other personal benefits.

Key Features of Our 2017 Executive Compensation Program

What We Do

Align CEO Pay with Company Performance:

Our CEO’s direct compensation is aligned with revenue growth and profitability (other than base salary and retention bonus during our merger process).

Review Named Executive Officer Pay against Peers’ Executive Officer Pay:

In fiscal year 2016, a reputable executive compensation consultant, Meridian, was engaged to provide the Committee with broad market-based compensation data of peer group companies based on Committee-selected criteria to permit the Committee to analyze whether the total compensation of the Name Executive Officers is competitive. In fiscal year 2017, in light of the potential sale of the Company, the Committee did not engage Meridian, however, the committee continued to refer to data previously provided by Meridian.

Use Long-Term Incentives to Link a Significant Portion of All Current Named Executive Officer Pay to Company Performance:

Historically, 33% of annual pay for our Named Executive Officers has been linked to either our long term Valuation Index or stock options related to vesting of awards granted under our 2010 LTIP. The components and calculations of these programs correlate directly to the profitability growth of the Company. The Deferred Compensation Plan adopted in fiscal 2014, as amended, permits participants to defer certain aspects of their compensation, creating additional incentive to focus on long-term planning. In light of the potential sale of the Company, the Company paid a combination of restricted stock units and cash based retention bonuses to certain executives and key employees, including the Named Executive Officers. The payment of cash based retention bonuses decreased the portion of pay linked to long-term incentives below the historic average.

Balance Short-Term and Long-Term Incentives:

The incentive programs provide an appropriate balance of annual and long-term incentives and include multiple measures of financial performance.

Cap Short Term Incentive Awards:

Awards under our annual Short Term Incentive Plan are capped at 200% of target.

Mitigate Excessive Risk-taking Behaviors by Named Executive Officers:

Our executive compensation program includes features that reduce the possibility of our Named Executive Officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value.

What We Don’t Do

Determine Named Executive Officer Pay based only on External Market Compensation Data:

The Committee and Board of Directors have approved compensation for our Named Executive Officers both above and below the external market data points. These decisions are individually based upon job scope, job performance, years of related work experience, annual company performance, and our talent attraction and retention strategies.

No Hedging of Company Stock:

Our Named Executive Officers are prohibited from hedging their company stock.

No Tax Gross Ups:

We do not provide tax reimbursements unless they are provided pursuant to our standard relocation practices.

Require Named Executive Officers to Maintain Stock Ownership:

Under our guidelines, the Chief Executive Officer of the Company must attain stock ownership equal to 300% of base salary and the other Named Executive Officers must attain stock ownership equal to 150% of base salary, in each case within 5 years of LTIP eligibility. In fiscal year 2017 Mr. Madlock did not meet the stock ownership guidelines.

Authorize the Board of Directors to Recoup Executive Compensation:

In connection with any restatement of the Company’s financial statements due to material noncompliance by the Company with any financial reporting requirements under applicable securities laws, it is the policy of the Board of Directors to require forfeiture by current and former executive officers of incentive based compensation in accordance with applicable laws, rules and regulations.

Discourage Pledging of Company Stock:

Under our Insider Trading Policy, certain of our employees and consultants, including executive officers, and members of our Board of Directors, are prohibited from pledging shares of our capital stock without first obtaining pre-clearance of the transaction from our Compliance Officer. None of these covered individuals have pledged their stock.

Provide Retention Bonuses to Retain Employees While the Merger Process Is On-Going

The Company paid certain executives and key employees, including the Company’s Principal Financial Officer and Named Executive Officers, a retention bonus, provided that the recipient remains continuously employed with the Company until the earliest of certain criteria.

Compensation Philosophy and Objectives

Guiding Principles

Our compensation philosophy has the objective of fair, competitive and performance-based compensation of our management team, including the Named Executive Officers. We believe that the total compensation of management should be aligned with our performance. While the specific programs may be modified from year to year, our compensation philosophy is consistent in aligning compensation to the attainment of our corporate strategy. The Committee seeks to reward performance with cost-effective compensation that aligns employee efforts with our corporate strategy through adherence to the following compensation policies:

•

Total compensation should strengthen the relationship between pay and performance by including and emphasizing variable, at-risk compensation that is dependent on achieving specific corporate, business function, and/or individual performance goals.

•	An element of pay should be long-term incentives to align management interests with those of our shareholders.

•	An element of pay should also be short-term incentives to reward performance in the subject fiscal year based on achievement of our annual performance goals.

•	Total compensation opportunities should enhance our ability to attract, retain and develop knowledgeable and experienced executives.

•

Total compensation should be competitive in the marketplace based on a review of similarly sized manufacturers and identified peer companies and the comparable compensation paid to executives of such similarly sized manufacturers and peer companies.

Our overall compensation philosophy is generally to pay our employees, including Named Executive Officers, competitively based on market data and commensurate with our performance. The market data includes information such as salary reports for the manufacturing industry generally and specifically for peer companies. The Committee and Board of Directors, with input from management, use the market data points to determine what fair and reasonable compensation would be based on our performance. The Committee also consults with management, and outside accounting and legal advisors as appropriate. The Committee and Board of Directors have approved compensation to our management both above and below the market data points. See the narrative discussion beginning at page 34 below for a detailed discussion of our long-term and short-term incentive plans.

Importance of Our Corporate Values

The Sparton Corporate Values guide us in fulfilling our responsibilities to our customers, employees, communities, and shareholders.

Sparton Corporate Values

●	Performance Excellence: We demand performance excellence in all that we do.
●	Integrity: We demand integrity of ourselves, our products, and our services.
●	Teamwork & Accountability: We foster growth and success in an environment of teamwork, collaboration, empowerment, and accountability.
●	Growth: We develop long term, trusting relationships to ensure mutually profitable growth.
●	Safety: We will maintain a safe and environmentally sound workplace.
●	Citizenship: We will be good corporate citizens in the communities in which we reside.

In assessing our Named Executive Officers’ contributions to Sparton’s performance, the Committee not only looks to results-oriented measures of performance, but also considers how those results were achieved – whether the decisions and actions leading to the results were consistent with the values embodied in our Corporate Values – and the long-term impact of a Named Executive Officer’s decisions. Corporate Values-based behavior is not something that can be precisely measured; thus, there is no formula for how Corporate Values-based behavior can, or will, impact an executive’s compensation. The Committee and the CEO use their judgment and experience to evaluate whether an executive’s actions were aligned with our Corporate Values.

How We Make Compensation Decisions

Role of the Compensation Committee

The Committee is comprised of three independent directors, as defined under the rules of the NYSE. The Committee is responsible for the review and approval of all aspects of our executive compensation program. Among its duties, the Committee is responsible for formulating the compensation recommendations for our CEO and non-CEO executive officers. The recommendation of the Committee must be approved, with respect to the CEO, by the independent directors of the Board of Directors, and with respect to the non-CEO executive officers, by the full Board of Directors. In addition, the Committee:

•	Reviews our incentive and compensation plans and programs;

•	Evaluates annually the CEO’s and non-Executive Officers’ compensation levels and payouts against various financial and non-financial measures.

The Committee is supported in its work by our CEO and Compensation Consultants, as described below.

The Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.sparton.com.

Role of the Chief Executive Officer

Each year our CEO makes recommendations with respect to the compensation of our non-CEO executive officers and our Committee reviews these recommendations with the CEO and the appropriate human resources personnel. The CEO’s recommendations are based upon his assessment of each executive officer’s performance, the performance of the individual executive officer’s respective business or function, and employee retention considerations. Our Committee reviews the CEO’s recommendations, and approves any compensation changes affecting our executive officers as it determines in its sole discretion. Our CEO does not play any role with respect to any matter affecting his own compensation.

Role of the Compensation Consultant

In fiscal year 2016, the Committee retained Meridian, approved its compensation, determined the nature and scope of its services, evaluated its performance, and had the authority to terminate its engagement. Meridian provided no other services to the Company.

In fiscal year 2016, Meridian performed the following specific services which were customized based on parameters not developed by Meridian and about which Meridian did not provide the Committee or the Company with advice.

•	Provided us with a list of potential peer companies utilizing our 8 digit Global Industry Classification Standard (“GICS”) codes, annual revenue, and market cap.

•	Provided us with benchmarking for the fiscal year 2017 LTIP grants and the executive retention bonus awards.

•	Provided clarification of evolving SEC and NYSE regulations on executive compensation.

In fiscal year 2017, in light of the potential sale of the Company, the Committee did not engage Meridian.

Peer Companies

Our executive compensation package is designed to be competitive in the market and commensurate with our performance. In making compensation decisions, we analyze executive compensation paid at selected peer companies. In fiscal year 2016, Meridian provided our Committee with a list of potential peer companies based on their 8 digit GICS codes, revenue, and market cap. The Committee reviewed this list and then selected the peer companies it believes are most comparable to us. The Committee then requested that Meridian provide it with compensation information, including incentive awards, from such peer companies. In fiscal year 2017, the Committee did not engage Meridian, but continued to use certain of the previously provided data and other appropriate compensation information in making compensation decisions. In reviewing such data, the Company revised the list of peer companies based on certain changes in the ownership and business focus of those companies since its prior assessment. The annual revenues of the peer companies during their most recent fiscal year ranged from $92 million to $1,387 million, with the median revenue being $397 million. Our annual revenue for fiscal year 2017 is $398 million.

The Committee uses the data obtained from Meridian, proxy statements of peer companies, and broad-based market driven compensation surveys published from time to time by national human resources consulting firms, together with other information, to assist it in determining the compensation of the Named Executive Officers. The Committee does not target compensation to any specific percentile paid by such peer or other companies, but rather considers compensation of peer and such other companies as one of the factors in making compensation decisions. As noted, the Committee approves compensation to the Named Executive Officers both above and below market data points.

For 2017 executive compensation, our peer companies were:

• AeroVironment, Inc	• Key Tronic Corporation
• American Science and Engineering, Inc.	• Kimball Electronics, Inc.
• Analogic Corporation	• Maxwell Technologies, Inc.
• AngioDynamics Inc	• Raven Industries Inc.
• Astronics Corporation	• Sigmatron International, Inc.
• CTS Corporation	• SMTC Corporation
• Ducommun Inc.	• Sypris Solutions, Inc.
• Exactech Inc.	• Universal Electronics Inc.
• Integer Holdings Corporation (prior to July 1, 2016 known as Greatbatch, Inc.)

Elements of Compensation

The key elements of our executive compensation program are base salary, short-term (annual) incentive and long-term (multi-year) incentive compensation. These elements are addressed separately below.

The Committee does not exclusively use mathematical formulas to determine compensation. In setting each element of compensation, the Committee considers all elements of an executive’s total compensation package, including base salary, incentive compensation, and the value of benefits.

The following table includes various elements of our executive compensation program, the primary purpose of each element, form of compensation for each element and primary actions taken in fiscal year 2017.

Element	Primary Purpose	Form of Compensation
Base Salary	To provide base compensation for the day to day performance of job responsibilities	Cash
Short-Term Incentives	To reward performance during the current fiscal year based on the achievement of annual performance goals	Cash (STIP, described under STIP Generally, on page 34 below)
Bonuses	To reward individual performance based on evaluation by, and in discretion of, the Committee	Cash
Retention Bonuses	To retain certain executives and key employees.	Cash and stock-based compensation
Long-Term Incentives	To reward improvement in our long term performance, thereby aligning with the financial interests of our shareholders	Stock-based compensation, e.g., options, restricted stock awards and restricted stock units (2010 LTIP, described under 2010 LTIP, on page 38 below)
Other Executive Benefits	To provide a broad-based executive compensation program for executive attraction, retention, retirement and health

Retirement programs, health and welfare programs, employee benefit plans, change of control provisions, programs and arrangements generally available to all employees and limited perquisites (on page 41 below).

The following is a narrative description of each of the key elements of our executive compensation programs.

Base Salaries

A competitive base salary provides the foundation for a total compensation package required to attract, retain, and motivate executive officers and other members of management, including the Named Executive Officers, in alignment with our business strategies. The Committee reviews the proposed annual base salaries for executive officers and management (including the Named Executive Officers other than the Chief Executive Officer) with the Chief Executive Officer and the appropriate human resources personnel, and with modifications considered appropriate, provides a recommendation to the Board of Directors for its approval. The Committee independently reviews and sets base salary for the Chief Executive Officer, subject to the approval of the independent members of the Board of Directors.

Base salaries are initially premised upon the responsibilities of each Named Executive Officer and may be further adjusted based on market surveys and related data, including individual experience levels and performance judgments as to the past and expected future contributions of the applicable Named Executive Officer. The Committee reviews each Named Executive Officer’s base salary annually.

Short-Term Incentives

STIP Generally

On June 26, 2009, the Board of Directors approved and adopted the Sparton Short-Term Incentive Plan (the “STIP”). The STIP did not require shareholder approval. On April 28, 2016, the Board of Directors approved and adopted the First Amendment to the STIP, which provides for pro rata payment of awards to certain employees upon a change of control, as defined in the Amendment. The purpose of the STIP is to increase shareholder value and ensure our success by motivating participants to achieve all defined financial and operating goals and strategic objectives of the business in line with our corporate strategy. The STIP is further intended to attract and retain key employees essential to the success of the business and to provide competitive compensation programs consistent with market competitive pay practices.

The Committee has been appointed by the Board of Directors to administer the STIP. The Committee, with the approval of the Board of Directors, annually selects our executive or key employees, including our Named Executive Officers, to be participants in the STIP. The first annual performance period for which awards under the STIP were made was fiscal year 2010.

The Board of Directors, in its sole discretion, may amend or terminate the STIP, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the STIP will not, without the consent of the participant, alter or impair any rights or obligations under any actual incentive award previously earned by such participant. No award may be granted during any period of suspension or after termination of the STIP. The STIP will remain in effect until terminated.

As discussed above, our overall compensation philosophy, including with respect to awards under the STIP, is generally to pay our employees competitively based on market data, and commensurate with our performance which is aligned to achieve our corporate strategy. Working together, the Committee along with the Chief Executive Officer and the appropriate human resources personnel, reviews the individual incentive plans and awards to be made to executives and key employees under the STIP (other than the Chief Executive Officer, whose awards are only reviewed by the Committee). The recommendations of the Committee are subject to approval of the Board of Directors.

How Awards Are Determined Under The STIP

The Committee, subject to approval by the Board of Directors, establishes an individual target award for each participant equal to a percentage of such participant’s salary. The Chief Executive Officer (other than with respect to himself) and the appropriate human resources personnel, recommend, and the Committee, in its sole discretion, considers, determines and approves the performance goals and objectives applicable to any actual incentive award. The performance goals and objectives are driven by achievement of our corporate strategy and may be on the basis of any performance factors the Committee determines relevant, including individual, business unit or Company-wide performance. Failure to meet the performance goals and objectives of the annual performance period will result in the participant’s failure to earn the actual incentive award, except as otherwise determined by the Committee. Actual incentive award payments will be determined, based on verified achievement levels of established performance goals and objectives for the annual performance period, by the Committee and approved by the Board of Directors.

For each annual performance period, the Committee, subject to approval by the Board of Directors, establishes an incentive award pool (the “STIP Pool”) based on achievement of the financial objectives. Payment of each actual incentive award is made as soon as practicable as determined by the Committee after the completion of the independent audit and filing of the Annual Report on Form 10-K for the annual performance period during which the actual performance award was earned. Unless otherwise determined by the Committee, to receive payment of an actual incentive award, a participant must be employed by the Company or any affiliate on the last day of the annual performance period, and, subject to certain exceptions in the event of a participant’s death or disability, on the date of payment of the actual incentive award. Actual incentive awards are paid from the incentive award pool in cash in a single lump sum. The Committee may, in its sole discretion, grant an award for an extraordinary individual contribution which substantially benefits the Company but is not reflected in the achievement of a participant’s individual goals.

2017 STIP Awards

The Committee, with the approval of the Board of Directors, selected 109 key employees, including certain of the Named Executive Officers, to be participants in the STIP for the annual performance period ending July 2, 2017 and established target awards for that period in line with our corporate strategy based on EBITDA and Net Sales (each term as defined below) and personal objectives, the funding for which came from the STIP Pool. The individual target award percentages for these participants ranged from 10% to 45% of a participant’s base salary. These components were weighted separately for each participant. Awards were payable on a graduated scale ranging from a threshold of 50% of the target award for each component up to a maximum of 200% of the target award for that component, subject to availability of funds under the STIP Pool. No award for a component was payable if performance was below the threshold. The STIP Pool for fiscal year 2017 was set at $3,691,124, assuming achievement of 100% of the target financial objective described under “Target for Objectives under the STIP,” below. In addition, the Committee, with the approval of the Board of Directors, selected certain STIP participants to receive discretionary bonus awards under the STIP for retention purposes.

Target Awards as a Percentage of Base Salary under the STIP. The following table sets forth the target awards for each of the Named Executive Officers as a percentage of their base salaries for fiscal year 2017:

Named Executive Officer	Target Award as a Percentage of Base Salary
Joseph J. Hartnett (1)	—
Joseph G. McCormack	45%
Gordon B. Madlock	45%
Joseph T. Schneider	45%
Steven M. Korwin	45%

(1)	As Interim President and CEO, Mr. Hartnett does not participate in the STIP.

Target for Objectives under the STIP. The following table sets forth the threshold, target, maximum and actual amounts, in thousands, for each of the EBITDA and Net Sales objectives for fiscal year 2017:

Objective	Threshold	Target	Maximum	Actual
EBITDA (1)	$29,341	$32,243	$37,724	$26,732
Net Sales (2)	$370,369	$406,999	$476,189	$397,562

(1)	“EBITDA” means earnings before interest, provision for income taxes, depreciation and amortization, as adjusted for fiscal 2017.

(2)	”Net Sales” means total net sales generated during fiscal year 2017, as adjusted.

STIP Targets and Actual Awards. The following table sets forth the objectives for each Named Executive Officer under the STIP, the percentage of each objective as related to the total potential award under the STIP, and the threshold, target, maximum and actual STIP awards for each Named Executive Officer:

Named Executive Officer	Objectives	Percentage of Total Award (%)	Threshold ($)	Target ($)	Maximum ($)	Actual ($)
Joseph J. Hartnett (1)	EBITDA	—	—	—	—	—
	Net Sales	—	—	—	—	—
Joseph G. McCormack (2)	EBITDA	75	56,531	113,062	226,124	—
	Net Sales	25	18,884	37,688	75,376	29,036
Gordon B. Madlock	EBITDA	75	51,483	102,965	205,930	—
	Net Sales	25	17,161	34,322	68,644	26,443
Joseph T. Schneider	Net Sales	75	44,719	89,437	178,874	68,906
	EBITDA	25	14,907	29,813	59,626	—
Steven M. Korwin	EBITDA	75	44,669	89,337	178,674	—
	Net Sales	25	14,890	29,779	59,558	22,943

(1)	As Interim President and CEO, Mr. Hartnett does not participate in the STIP based on EBITDA and Net Sales targets. However, in fiscal year 2017 the independent directors on the Board of Directors approved a discretionary bonus of $200,000 under the STIP for Mr. Hartnett.

(2)	In fiscal year 2017, the Board of Directors approved a discretionary bonus under the STIP for Mr. McCormack. The bonus was determined and paid in fiscal year 2018, and was the difference between $100,000 and his actual award under the STIP. His actual award was $29,036, and therefore his discretionary bonus was $70,964.

The actual payout for all STIP participants based on EBITDA and Net Sales targets for fiscal year 2017 was $1,521,523. Additionally, the Company paid $514,939 in discretionary bonus awards under the STIP. If the Company consummates a change of control, certain participants in the STIP, not including the Named Executive Officers, would receive an additional $1,395,741 in payouts.

Fiscal Year 2018 STIP Awards

On August 23, 2017, the Board of Directors approved financial targets for awards for fiscal year 2018 under the STIP for the Named Executive Officers. The awards are based on achieving targets for EBITDA and Net Sales for fiscal year 2018. The STIP Pool for the Company for fiscal year 2018 was set at $2,971,354, assuming achievement of 100% of the targets by all participating key employees. Additional detail regarding such awards, including actual awards in fiscal year 2018, will be included in the next annual proxy statement.

Bonuses

The Committee may recommend bonuses in addition to or in lieu of bonuses earned under the STIP based on the Committee’s evaluation of the individual performance and level of responsibility of the Named Executive Officers and other members of management. In determining discretionary annual incentive bonuses for the Named Executive Officers, the Committee evaluates the Chief Executive Officer’s recommendations based on individual performance. The Committee independently evaluates the individual performance of the Chief Executive Officer. The results of those evaluations are used by the Committee to recommend bonuses for the Named Executive Officers to the Board of Directors.

Retention Bonuses

On July 13, 2016, the Board of Directors approved and adopted a cash retention bonus pool and a form of Retention Bonus Agreement under the LTIP. Under the agreement, the Company will pay certain executives and key employees, including certain of the Company’s Named Executive Officers, a retention bonus, provided that the recipient remains continuously employed with the Company until the earliest of (a) a Change in Control date (as defined in the agreement), (b) two days after filing of the Company’s Form 10-K for fiscal 2017, or (c) termination other than for cause (as defined in the agreement). Payment of the Retention Bonus Agreements approved in July 2016 were paid on September 29, 2017, the first payroll date after the Company’s Form 10-K for fiscal year 2017 was filed. For a description of the amounts of potential retention bonuses due to the Principal Financial Officer and each of the Named Executive Officers, see “Employment Agreements and Potential Payments upon Termination or Change in Control” beginning at page 48 below.

On August 8, 2016, the independent directors on the Board of Directors approved a grant of 25,000 restricted stock units to Mr. Hartnett under the LTIP as a retention bonus. The 25,000 restricted stock units vested upon the earliest of (i) a change of control, (ii) Sparton’s appointment of a permanent chief executive officer, (iii) Sparton’s termination of Mr. Hartnett without cause, and (iv) March 1, 2017. The 25,000 restricted stock units vested on March 1, 2017.

Long-Term Incentives

Our long-term incentive program historically involved the grant of restricted stock. During fiscal year 2015, the Committee worked with Meridian to better align the types of equity awarded under the 2010 LTIP with the market, and recommended to the Board of Directors that future awards include a mix of restricted stock units and options. The grants are designed to (i) align the interest of our key employees with our shareholders through the employees’ ownership of equity, (ii) accomplish our corporate strategy by requiring the vesting of such awards to be tied to the achievement of certain performance goals, and (iii) encourage the long-term employment of key employees.

In the early part of the 2017 fiscal year, the Committee, with input from the Chief Executive Officer and the Senior Vice President, Human Resources, and after taking into account market data, responsibilities and performance of an executive, our consolidated financial projections, business unit financial projections, and the potential sale of the Company, recommended, for Board of Directors approval, a dollar value award for certain executives which will be payable in restricted stock units and as a cash retention bonus. The number of shares to be granted is based on the fair market value of our shares determined two (2) days after the filing of our Form 10-K for such prior fiscal year. The restricted stock units vest in four equal annual installments commencing one year from the date of grant, subject to achievement of certain performance criteria comprising a Valuation Index (“Valuation Index”) which is a formula determined by the Committee incorporating various financial metrics. Vesting is further described below under 2010 LTIP. The cash retention bonus is time-based and is discussed in the “Retention Bonuses” section at page 37 above.

The Company annually reviews the long-term incentive elements of its compensation package, including the beneficial and detrimental aspects of particular compensation components such as restricted stock awards and stock options, to determine the continuing efficacy of such programs.

2010 LTIP

In keeping with our philosophy of providing a total compensation package that includes long-term incentives, the total compensation package of our key employees, including our Named Executive Officers, may include restricted stock, stock options, restricted stock units and/or cash under the Sparton Corporation 2010 Long-Term Stock Incentive Plan, as amended (the “2010 LTIP”). On August 20, 2014, the Board of Directors approved an amendment to the 2010 LTIP to permit awards of restricted stock units. The Company previously awarded long-term incentives under the Sparton Corporation Stock Incentive Plan, as amended in October 2001 (the “2001 SIP”), but as of October 2011 the Company was no longer permitted to make new awards under the 2001 SIP.

The total number of shares that may be awarded under the 2010 LTIP is 1,000,000 shares of common stock, 531,229 of which remain available for awards as of July 2, 2017. To the extent that any award is forfeited, terminates, expires or lapses without exercise or settlement under the 2010 LTIP, the shares subject to such awards forfeited or not delivered as a result thereof will again be available for awards under the 2010 LTIP.

During fiscal year 2017, we granted 79,889 restricted stock units and $455,000 in cash retention bonuses under the 2010 LTIP to our key employees, including our Named Executive Officers (the “2017 Grants”). See the “2017 Summary Compensation Table” on page 43 for a description of the restricted stock units awarded to Named Executive Officers in fiscal year 2017.

The restricted stock units vest in four equal annual installments, with the first installment commencing one year after the awards are made, with the exception of a grant of 25,000 restricted stock units to Joseph Hartnett on August 8, 2016 that vested upon the earliest of (i) a change of control, (ii) Sparton’s appointment of a permanent chief executive officer, (iii) Sparton’s termination of Mr. Hartnett without cause, and (iv) March 1, 2017. Of the restricted stock unit awards that were granted in fiscal years 2015, 2016 and 2017, as of July 2, 2017 none of those units have vested, other than the award to Mr. Hartnett. Other than the award to Mr. Hartnett, the restricted stock unit awards are performance based in that vesting is dependent upon achievement of the Valuation Index. The stock options also vest in four equal annual installments, with the first installment commencing one year after the awards are made other than 24,808 stock options awarded in fiscal 2015 that vest in three equal annual installments, with the first installment commencing one year after the awards are made. Of the stock options that were granted in fiscal years 2015 and 2016, as of July 2, 2017, 50,066 of the option shares have vested. The stock option awards are time-based only and are not based on achieving the Valuation Index.

Prior to fiscal year 2015, restricted stock awards (and no restricted stock units or stock options) were granted in fiscal years 2010, 2012, 2013 and 2014 under the 2010 LTIP and the 2001 SIP and, as of July 2, 2017, 199,805 of those shares have vested.

In order for the recipient’s restricted stock, restricted stock units and/or option shares to vest, he or she must be an employee when the Annual Report on Form 10-K is filed for the applicable year. See footnote 1 at page 54 below under “Table – Potential Payments upon Termination or Change in Control,” for a description of acceleration of vesting under the 2010 LTIP upon a termination or change in control as determined at the discretion of the Committee.

The Valuation Index is based on a formula determined by the Committee in consultation with Meridian which incorporates various financial metrics which the Committee believes are critical to improving our long term enterprise value and increasing shareholder value, including EBITDA, cash, outstanding debt, dividends, and the weighted average of outstanding shares of our common stock. The target Valuation Index increases in each of the four annual vesting periods based on a growth rate determined by the Committee. Should we fail to achieve the required Valuation Index in any of the respective periods, the awards allow for vesting in subsequent years should we achieve certain future Valuation Index targets.

We designed the Valuation Index growth rates to reflect an aggressive, but reasonably achievable, increase in enterprise value over the previous fiscal year. Based upon the fiscal year 2017 financial results and resulting Valuation Index calculations, the following vesting has occurred in the LTIP program:

●	2014 – Valuation Index was not achieved and therefore the second, third and fourth installments of the awards that were granted in fiscal year 2014 did not vest, and were permanently forfeited.
●

2015 – Valuation Index was not achieved and therefore the first, second and third installments of the awards that were granted in fiscal year 2015 did not vest, and vesting for those installments was deferred. The second installment of the option awards did vest (note that they are time-based only and not based on achieving the Valuation Index).

●

2016 – Valuation Index was not achieved for restricted stock units awarded in 2016 and therefore the first and second installments of the restricted stock unit awards did not vest, and vesting for those installments was deferred. The first installment of the option awards did vest (note that they are time-based only and are not based on achieving the Valuation Index).

●

2017 – Valuation index was not achieved for restricted stock units awarded in 2017 and therefore the first installment of the restricted stock units did not vest, and vesting for that installment was deferred. There were no option awards granted in 2017.

Fiscal Year 2018 Awards under the 2010 LTIP

Given the merger status, the Board of Directors has not, at this time, granted awards for fiscal year 2018 under the LTIP for the Named Executive Officers, other officers, or key employees. The Board of Directors will continue to review the grant of awards under the LTIP.

Allocation of Compensation Components

We use a balanced approach in compensating company executives, combining fixed and performance-based compensation, annual and long-term compensation, and cash and equity compensation. The Committee determines the appropriate balance, as approved by the Board of Directors, based upon careful consideration, including consideration of market data provided by independent compensation consultants. We do not have a specific policy for allocation of compensation components. The following chart sets forth the allocation of compensation components for the Named Executive Officers for fiscal year 2017, using fixed salary, cash-based discretionary and retention awards, stock awards, incentive components at target, and grant date fair values of restricted stock units as of July 2, 2017:

For fiscal year 2017, 46% of the compensation components for the Named Executive Officers (other than the Interim Chief Executive Officer) were variable and tied to performance.

Post-Employment Compensation

Retirement Plans

We maintain a 401(k) plan that is available to substantially all U.S. employees of the Company, including Named Executive Officers. The Company also maintains a defined benefit plan, however, participation in the plan was frozen effective April 1, 2009. None of the Named Executive Officers are participants in our defined benefit plan as it was frozen prior to the time that they would have become eligible to participate.

Severance and Change in Control Arrangements

To enable us to offer competitive total compensation packages to our executive officers, as well as to ensure the on-going retention of these individuals when considering potential takeovers that may create uncertainty as to their future employment with us, we offer certain post-employment payments and benefits to our executive officers, including the Named Executive Officers, upon the occurrence of certain specified events.

A more detailed discussion of the retirement plans and severance and change in control arrangements are discussed under “Other Benefit Plans” and “Employment Agreements and Potential Payments Upon Termination or Change in Control” below.

Perquisites and Other Personal Benefits

We do not currently provide our executive officers, including the Named Executive Officers, with perquisites or other personal benefits including vehicle allowances. These are disclosed in the “2017 Summary Compensation Table” set forth below. We do not provide tax reimbursement or any other tax payments to any of our executive officers other than those pursuant to our standard relocation practices.

Other Compensation Policies

In addition to the other components of our executive compensation program, we maintain the compensation policies described below. These policies are consistent with evolving best practices.

Stock Ownership Guidelines

In fiscal year 2014, the Board of Directors approved target unrestricted common stock ownership guidelines for management, including Named Executive Officers, as follows: (i) the Chief Executive Officer must attain stock ownership equal to 300% of base salary within five years after eligibility under the LTIP; (ii) the other Named Executive Officers must attain stock ownership equal to 150% of base salary within five years after eligibility under the LTIP; and (iii) the other executive officers must attain stock ownership equal to 100% of base salary (until such time, 50% of all new stock grants, net of voluntary stock forfeitures, must be retained by the applicable executive officer). If any Named Executive Officer’s target is not met within five years, 50% of such Named Executive Officer’s payment under the STIP will be paid in common stock until the target is met. In fiscal year 2017 Mr. Madlock did not meet the stock ownership guidelines.

Policies on Hedging and Pledging

Under our Insider Trading Policy, all employees, including Named Executive Officers and members of our Board of Directors, are prohibited in engagement in any hedging transactions with respect to our securities. Also under our Insider Trading Policy certain of our employees and consultants, including executive officers and members of our Board of Directors, are prohibited from pledging shares of our securities without first obtaining pre-clearance from our Compliance Officer. None of these covered individuals have pledged their stock.

Clawback Policy

In connection with any restatement of the Company’s financial statements due to material noncompliance by the Company with any financial reporting requirements under applicable securities laws, it is the policy of the Board of Directors to require forfeiture by current and former executive officers of incentive-based compensation in accordance with applicable laws, rules and regulations.

Further, under the 2010 LTIP, an award of restricted stock or options may be cancelled or suspended under certain circumstances, including: (1) commission of fraud, embezzlement or a felony; (2) disclosure of confidential information or trade secrets; (3) termination for cause; (4) active engagement in a business that competes with the Company, a subsidiary or an affiliate; and (5) engaging in conduct that adversely affects the Company, a subsidiary or an affiliate.

Impact of Tax Policies

Deductibility of Executive Compensation

It is our policy to structure and administer our long-term incentive compensation plans for our Named Executive Officers to maximize the tax deductibility of the payments as “performance-based compensation” under Section 162(m) to the extent practicable. In 2017, all such performance-based compensation was deductible to the Company. The Committee may provide compensation that is not tax deductible to the Company if it determines that such action is appropriate.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement (the “CD&A”) for the fiscal year ended July 2, 2017, which appears above. Based on the review and discussions referred to in the preceding sentence, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2017.

The Compensation Committee

David P. Molfenter, Chairman

John A. Janitz

Charles R. Kummeth

Executive Compensation

2017 Summary Compensation Table

The following table contains information pertaining to the annual compensation of the Named Executive Officers for fiscal years 2017, 2016, and 2015:

Name and Principal Position of Named Executive Officer	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (4)		Option Awards ($) (4)		Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($)		Total ($)
Joseph J. Hartnett (1)	2017	600,000	200,000	543,000	(6)	—		—	2,077	(10)	1,345,077
Interim President and Chief Executive Officer	2016	221,538	—	75,007	(8)	—		—	63,833	(8)	360,378
Joseph G. McCormack (2) Senior Vice President and Chief Financial Officer	2017 2016	335,000 264,135	170,964 —	299,978 267,999	(7)	— 131,989	(7)	29,036 —	10,938 217,593	(10) (9)	845,916 881,716

Gordon B. Madlock Senior Vice President, Operations	2017	305,083	37,500	112,480	(7)	—	(7)	26,443	9,418	(10)	490,924
	2016	303,374	—	133,999		65,995		—	9,769		513,137
	2015	291,625	—	155,627		74,426		—	8,311		529,989
Joseph T. Schneider (3) Senior Vice President, Sales and Marketing	2017 2016	265,000 265,000	37,500 —	112,480 100,505	(7)	— 49,492	(7)	68,906 —	9,043 8,940	(10)	492,929 423,937
Steven M. Korwin Senior Vice President, Quality and Engineering	2017	264,702	37,500	112,480	(7)	—	(7)	22,943	8,535	(10)	446,160
	2016	263,219	—	119,267		58,736		—	8,486		449,708
	2015	253,096	—	104,002		51,071		—	7,740		415,909

(1)	Mr. Hartnett’s employment with the Company began on February 5, 2016. Prior to that date, he served as the Chairman of the Board of Directors of the Company.

(2)	Mr. McCormack’s employment with the Company began on September 7, 2015. Prior to that date, he served as a consultant for the Company.

(3)	Mr. Schneider’s employment with the Company began on May 26, 2015.

(4)	The amounts set forth in this Proxy Statement are the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Topic 718, “Compensation—Stock Compensation” (“ASC Topic 718”), pursuant to Item 402 of Regulation S-K. For a discussion of the assumptions used to calculate these amounts, see Note 12, Stock-Based Compensation, of the “Notes to Consolidated Financial Statements” in the Company’s most recent Form 10-K.

(5)	The amounts shown in this column are awards under the Company’s STIP.

(6)	On August 8, 2016, the independent directors on the Board of Directors approved a grant of 25,000 restricted stock units to Mr. Hartnett under the LTIP as a retention bonus. The 25,000 restricted stock units vested upon the earliest of (i) a change of control, (ii) Sparton’s appointment of a permanent chief executive officer, (iii) Sparton’s termination of Mr. Hartnett without cause, and (iv) March 1, 2017. The 25,000 restricted stock units vested on March 1, 2017.

(7)	See “Grants of Plan-Based Awards Table,” at page 45, for disclosure of the restricted stock units and options awarded to the Named Executive Officers during fiscal year 2017. The restricted stock units vest in four equal installments commencing one year from the date of grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company.

(8)	The amount represents compensation received by Mr. Hartnett as Chairman of the Board of Directors in fiscal year 2016 prior to his appointment as Interim President and CEO. Mr. Hartnett received no compensation for board services rendered after his appointment. Mr. Hartnett received $63,833 in cash compensation for his service on the board, and 3,284 shares of common stock of the Company, valued at $75,007.

(9)	The amount represents payments of $210,000 made to Mr. McCormack for consulting services provided to the Company during fiscal year 2016, prior to his employment as Chief Financial Officer on September 7, 2016, and amounts for 401(k) Plan matching and life insurance premium payments.

(10)	The amount represents 401(k) Plan match and life insurance premium payments, except for Mr. Hartnett who did not receive life insurance premium payments.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during all or a portion of fiscal year 2017, namely Messrs. Molfenter, Janitz, Kummeth and Swartwout, were independent directors under NYSE rules then in effect, and no member was an officer or employee, or former officer or employee of the Company or any of its subsidiaries. No Compensation Committee member had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. During fiscal year 2017, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or Board of Directors.

Common Stock Issuable Under Company Equity Compensation Plans

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of July 2, 2017.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted- average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	228,156	(1)	$10.65	(2)	531,229
Equity compensation plans not approved by security holders	—		—		—
Total	228,156		$10.65		531,229

(1)	The amount represents shares of common stock to be issued upon exercise of options and restricted stock units issued by the Company. There are no other outstanding options, warrants or other rights pursuant to which capital stock of the Company may be issued.

(2)	This figure includes an exercise price of $0 for outstanding restricted stock units, which are exercised for no consideration provided that certain performance criteria are met. The weighted-average exercise price of the outstanding options, warrants, and rights excluding the restricted stock units is $24.29.

Plan-Based Compensation

Equity Compensation Plans Approved by Shareholders

The Company’s shareholders previously approved the 2001 SIP and the 2010 LTIP. The Company uses the 2010 LTIP for stock based incentive awards (the term of the 2001 SIP is expired and no shares are available for issuance under such plan). See above for a description of the 2010 LTIP. As of the date of this Proxy Statement, 531,229 shares are available for future awards under the 2010 LTIP.

Equity Compensation Plans Not Approved by Shareholders

The Company does not maintain any equity compensation plans not approved by shareholders.

Grants of Plan-Based Awards Table

The following table sets forth information concerning equity and non-equity incentive plan awards made to each of the Named Executive Officers of the Company during fiscal year 2017:

Name	Board Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(2)	All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)
Joseph J. Hartnett (4)	8/8/2016	8/8/2016	—	—	—	25,000	—	543,000
Joseph G. McCormack (5), (6)	7/13/2016	9/8/2016	75,375	150,750	301,500	12,244	—	299,978
Gordon B. Madlock (6)	7/13/2016	9/8/2016	68,644	137,287	274,574	4,591	—	112,480
Joseph T. Schneider (6)	7/13/2016	9/8/2016	59,626	119,250	238,500	4,591	—	112,480
Steven M. Korwin (6)	7/13/2016	9/8/2016	59,559	119,116	238,232	4,591	—	112,480

(1)	The amounts represent the potential payouts under the Company’s STIP for fiscal 2017 under the various levels. See page 34 above under “STIP Generally” for a narrative description of the STIP and the performance based objectives upon which the actual STIP awards are based. See the “2017 Summary Compensation Table” at page 43 for disclosure of the actual STIP awards.

(2)	The amounts represent awards of restricted stock units granted in fiscal year 2017, as follows:

(a)	25,000 restricted stock units issued to Mr. Hartnett on August 8, 2016 under the 2010 LTIP,

(b)	12,224 restricted stock units issued to Mr. McCormack on September 8, 2016 under the 2010 LTIP,

(c)	4,591 restricted stock units issued to Mr. Madlock on September 8, 2016 under the 2010 LTIP,

(d)	4,591 restricted stock units issued to Mr. Korwin on September 8, 2016 under the 2010 LTIP, and

(e)	4,591 restricted stock units issued to Mr. Schneider on September 8, 2016 under the 2010 LTIP.

The restricted stock units granted to Messrs. McCormack, Madlock, Korwin, and Schneider vest in four equal installments commencing one year from the date of grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company. The restricted stock units granted to Mr. Harnett vest upon the earliest of (i) a change of control, (ii) Sparton’s appointment of a permanent chief executive officer, (iii) Sparton’s termination of Mr. Hartnett without cause, and (iv) March 1, 2017.

(3)	The amounts represent the aggregate grant date fair value computed in accordance with ASC Topic 718 pursuant to Item 402 of Regulation S-K.

(4)	As Interim President and CEO, Mr. Hartnett does not participate in the STIP based on EBITDA and Net Sales targets. However, in fiscal year 2017 the independent directors on the Board of Directors approved a discretionary bonus of $200,000 under the STIP for Mr. Hartnett.

(5)	In fiscal year 2017, the Board of Directors approved a discretionary bonus under the STIP for Mr. McCormack. The bonus was determined and paid in fiscal year 2018, and was the difference between $100,000 and his actual award under the STIP. His actual award was $29,036, and therefore his discretionary bonus was $70,964.

(6)	On July 13, 2016, the Company entered into retention bonus agreements with Messrs. McCormack, Madlock, Korwin, and Schneider under the LTIP. Under the retention bonus agreement with Mr. McCormack, the Company will pay Mr. McCormack a $100,000 retention bonus provided that he remains continuously employed with the Company until the earliest of (a) a Change of Control date, (b) two days after filing of the Company’s 10-K for fiscal 2017, or (c) termination of Mr. McCormack other than for Cause. The retention bonus agreements for Messrs. Madlock, Korwin, and Schneider are substantially similar, except that their agreements provide for a $37,500 retention bonus. These agreements constitute 25% of Messrs. McCormack, Madlock, Korwin, and Schneider’s total grant under the LTIP for fiscal year 2017.

See page 40 above under “Allocation of Compensation Components” for detail regarding the amount of salary and bonus in proportion to total compensation.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information about the status of stock and option awards outstanding for the Named Executive Officers as of July 2, 2017:

	Option Awards				Stock Awards
Named Executive Officers	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: market or pay-out value of unearned shares, units or other rights that have not vested ($) (3)
Joseph J. Hartnett (4)	—	—	—	—	—	—
Joseph G. McCormack	3,905	11,715	23.02	9/10/2025	23,886	525,253
Gordon B. Madlock	3,817	3,818	26.86	9/11/2024	23,315	512,697
	1,953	5,857	23.02	9/10/2025
Joseph T. Schneider	2,536	2,535	26.04	5/26/2025	12,816	281,824
	1,465	4,392	23.02	9/10/2025
Steven M. Korwin	2,551	2,551	26.86	9/11/2024	18,395	404,506
	1,738	5,213	23.02	9/10/2025

(1)	The amounts represent awards of stock options granted in fiscal years 2015 and 2016, as follows:

(a)	15,620 options issued to Mr. McCormack on September 10, 2015 under the 2010 LTIP

(b)	7,810 options issued to Mr. Madlock on September 10, 2015, and 7,635 options issued to Mr. Madlock on September 11, 2014, both under the 2010 LTIP,

(c)	5,857 options issued to Mr. Schneider on September 10, 2015, and 5,071 options issued to Mr. Schneider on May 26, 2015, both under the 2010 LTIP.

(d)	6,951 options issued to Mr. Korwin on September 10, 2015, and 5,102 options issued to Mr. Korwin on September 11, 2014, both under the 2010 LTIP.

The options vest in four equal installments commencing one year from the date of grant and are time-based only.

(2)	The amounts represent awards of restricted stock and restricted stock units granted in fiscal years 2014-2017, as follows:

(a)	11,642 restricted stock units issued to Mr. McCormack on September 10, 2015, and 12,244 restricted stock units issued to Mr. McCormack on September 8, 2016, both under the 2010 LTIP,

(b)	7,109 restricted shares issued to Mr. Madlock on September 5, 2013 under the 2010 LTIP,

(c)	5,794 restricted stock units issued to Mr. Madlock on September 11, 2014, 5,821 restricted stock units issued to Mr. Madlock on September 10, 2015, and 4,591 restricted stock units issued to Mr. Madlock on September 8, 2016, all under the 2010 LTIP,

(d)	3,859 restricted stock units issued to Mr. Schneider on May 26, 2015, and 4,366 restricted stock units issued to Mr. Schneider on September 10, 2015, and 4,591 restricted stock units issued to Mr. Schneider on September 8, 2016, all under the 2010 LTIP,

(e)	4,751 restricted shares issued to Mr. Korwin on September 5, 2013 under the 2010 LTIP, and

(f)	3,872 restricted stock units issued to Mr. Korwin on September 11, 2014, 5,181 restricted stock units issued to Mr. Korwin on September 10 2015, and 4,591 restricted stock units issued to Mr. Korwin on September 8, 2016, all under the 2010 LTIP.

The restricted shares and the restricted stock units vest in four equal installments commencing one year from the date of grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company.

(3)	The market value is based on the closing market price of the Company as of July 2, 2017, being $21.99 per share.

(4)	Mr. Hartnett received a grant of 25,000 restricted stock units on August 8, 2016 under the 2010 LTIP, and such restricted stock units vested on March 1, 2017.

Option Exercises and Stock Vested Table

The following table sets forth the options exercised by the Named Executive Officers in fiscal year 2017 and the restricted stock or restricted stock units of the Named Executive Officers which vested during fiscal year 2017:

	Option Awards		Stock Awards
Named Executive Officers	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Joseph J. Hartnett	—	—	25,000	589,750
Joseph G. McCormack	—	—	—	—
Gordon B. Madlock	—	—	—	—
Joseph T. Schneider	—	—	—	—
Steven M. Korwin	—	—	—	—

(1)	The value realized is equal to the aggregate dollar amount realized by the applicable Named Executive Officer upon exercise of the applicable options computed by determining the difference between the market price of the underlying shares at exercise and the exercise price of the options.

(2)	The amounts represent restricted stock units that vested in fiscal year 2017 upon the earliest of (i) a change of control, (ii) Sparton’s appointment of a permanent chief executive officer, (iii) Sparton’s termination of Mr. Hartnett without cause, and (iv) March 1, 2017.

Other Benefit Plans

401(k) Retirement Plan

The Company maintains a 401(k) Plan that is available to substantially all U.S. employees of the Company. The Company matches 50% of each participant’s voluntary contribution up to 6% of the participant’s compensation and: (i) for contributions prior to January 1, 2011, a participant will vest ratably over a 5-year period in the matching contributions and (ii) for contributions as of and after January 1, 2011, the participant vests immediately in the matching contributions. At the election of the participant, both employer and employee contributions may be invested in any of the available investment options under the plan, which election options include the Company’s common stock.

Qualified Defined Benefit Plan

The pension plan is a defined benefit plan covering substantially all U.S. employees of the Company that were eligible employees prior to the date that participation in the plan was frozen (described below). In fiscal year 2013, the Company made contributions to the pension plan in the aggregate amount of $0.2 million in order to satisfy funding requirements. Effective April 1, 2009, the Company notified employees that it would freeze participation and the accrual of benefits in the plan. The Named Executive Officers are not participants in the Company’s defined benefit plan because participation and the accrual of benefits were frozen as of April 1, 2009, prior to the time that they would have become eligible to participate.

Deferred Compensation Plans or Agreements

Effective January 1, 2014, the Company established a Deferred Compensation Plan, as amended, which permits selected individuals to defer certain types of compensation (“Eligible Pay Types”). The plan applies to selected employees, members of the Board of Directors and members of committees established by the Board of Directors. The following chart lists the Eligible Pay Types from which participants can elect to defer compensation. The chart also summarizes what percentage of each Eligible Pay Type a participant can defer for each year.

Eligible Pay Type	Maximum Deferral Percentage
Base Salary	80%
Annual Bonus	80%
Annual Commissions	80%
Director Fees	100%
401(k) Refund	100%
Restricted Stock Units	100%

Once an individual is permitted to participate in the plan, the individual is permitted to elect how much, if any, of the Eligible Pay Types listed above will be deferred. Deferrals are only made prospectively and generally in the year before the year in which the deferred compensation is earned. As amounts are deferred, participants may suggest how those deferred amounts are invested. The investment choices are substantially similar to those options available under the 401(k) plan.

The plan may, but is not required to, purchase life insurance to fund the deferred compensation. The life insurance is intended to have a cash value that could be used to pay benefits that otherwise would come out of the Company’s general assets. If life insurance is obtained, it would be used to provide the compensation participants would receive on a future date. The investment choices and the payments under the plan are not altered by the purchase or failure to purchase a life insurance policy.

The amounts deferred under the plan remain subject to the general claims of creditors of the Company. In general, the Company tracks the amounts deferred and the investments directed by participants for accounting purposes and is not required to put aside assets or actually make the selected investment.

Employment Agreements and Potential Payments upon Termination or Change in Control

In June 2012 and August 2012, the Board of Directors, upon recommendation of the Compensation Committee, authorized management to review and amend the employment agreements of the Company executives reporting directly to the Chief Executive Officer and the General Managers of each of the Company’s business units, including certain of the Named Executive Officers, with respect to severance packages. Any such amendments could include the following, based on a review of the facts and circumstances of each such employee (including the applicable compensation package payable to the employee): (i) up to nine months’ severance, (ii) certain COBRA costs, and (iii) outplacement program support not to exceed $25,000 (all subject to the individual executing an appropriate and comprehensive release, including non-disparagement, non-compete, and non-solicitation). The amended severance packages for the Named Executive Officers (other than the Chief Executive Officer, whose severance package was not amended) are included in the description of their employment agreements below, which amended packages also include severance upon a change in control if the Named Executive Officer is terminated within a year after a change in control.

The following is a brief summary of employment agreements of Named Executive Officers and potential payments upon termination or change in control:

Joseph J. Hartnett

The Company entered into an employment agreement with Joseph J. Hartnett, as Interim President and Chief Executive Officer, effective February 5, 2016.

Mr. Hartnett’s employment agreement is for at-will employment without a set term. Pursuant to the employment agreement, Mr. Hartnett is entitled to receive a salary at a rate of $50,000 per month. In addition, Mr. Hartnett is eligible for a bonus, payable in cash, shares of Company common stock, or a combination of cash and shares of Company common stock while employed by the Company as Interim President and Chief Executive Officer or upon termination; any such bonus is payable at the sole discretion of the Board of Directors independent members. Mr. Hartnett is also eligible to participate in the Company’s benefit programs in accordance with their terms, including their eligibility provisions. While employed as Interim President and Chief Executive Officer, Mr. Hartnett does not receive any compensation for his service as a member of the Board of Directors.

Joseph G. McCormack

The Company entered into an employment agreement with Joseph G. McCormack, as Senior Vice President and Chief Financial Officer, effective September 7, 2015.

Mr. McCormack’s employment agreement provides for: (i) at-will employment; (ii) a current annual base salary of $335,000; (iii) eligibility for a performance bonus of 45% of his annual base salary, based upon the Company Short-Term Incentive Plan (the “STIP”), provided that certain target objectives are attained; (iv) eligibility for participation in the 2010 Long-Term Stock Incentive Plan (the “2010 LTIP”) with an annual grant target award of $400,000; (v) eligibility for participation in the Company’s employee benefits plans that are offered to salaried employees, including, without limitation, health insurance coverage, disability, participation in the Company’s 401(k) plan and any applicable incentive programs; (vi) certain severance detailed below; and (vii) covenants not to compete or solicit employees for eighteen months following termination or to disclose confidential information. The 2010 LTIP annual grant figure is a target, not a minimum, and the retention bonus discussed below was counted towards the targeted figure for fiscal year 2017.

If the Company terminates Mr. McCormack’s employment for any reason other than cause (as defined below), death, or disability, or if Mr. McCormack terminates his employment for good reason (as defined below), the Company will pay Mr. McCormack: (i) severance in an amount equal to nine months of his current base salary (or, if the termination is within twelve months of a change in control; he will be entitled to 145% of the greater of his base salary as of the date of termination and his base salary as of the date of such change in control), payable over a period of nine months (or twelve months in connection with change in control) as a part of the Company’s standard payroll; (ii) nine months of COBRA premiums for medical insurance for Mr. McCormack and/or his dependents if he so elects (or twelve months of COBRA premiums if the termination is within twelve months of a change in control); and (iii) outplacement services in an amount not to exceed $25,000. Mr. McCormack’s receipt of such benefits is subject to his delivery of a signed release of claims and the return of all property in his possession or control that belongs to the Company. In addition, if Mr. McCormack violates the confidentiality, nonsolicitation, and noncompetition covenants set forth in the employment agreement, the Company may terminate such benefits and Mr. McCormack will repay any such benefits he has received in excess of one month.

Under Mr. McCormack’s employment agreement, “cause” means any of the following: (a) personal dishonesty; (b) gross negligence; (c) violation of any law, rule or regulation; (d) breach of applicable confidentiality, nonsolicitation or noncompetition provisions to which he is subject, including such provisions under the employment agreement; (e) a breach of any material provision of the Company’s Code of Business Conduct and

Ethics or other policies and procedures; (f) use of alcohol or drugs to the extent such use adversely affects his ability to perform his duties or adversely affects the business reputation of Mr. McCormack or the Company; (g) use of illegal drugs; or (h) failure or refusal to substantially perform his duties and responsibilities to the Company as reasonably determined from time to time by the President and Chief Executive Officer of the Company (or his designee). For any termination pursuant to subsections (d) or (h), the Company shall first give written notice of the breach to Mr. McCormack, and if the breach is susceptible to a cure, the Company shall give Mr. McCormack a reasonable opportunity to promptly (within thirty days) cure the breach.

Under Mr. McCormack’s employment agreement, “good reason” means the occurrence of any of the following: (a) a material adverse change in Mr. McCormack’s title, duties or responsibilities, including reporting responsibilities, other than temporarily while disabled or otherwise incapacitated; or (b) the Company otherwise materially breaches the employment agreement, provided that (i) Mr. McCormack shall provide written notice to the Company of the good reason in (a) or (b) above no more than ninety days after the initial existence of the good reason; and (ii) the Company is afforded thirty days to remedy the material change or breach; and (iii) if the Company fails to cure, Mr. McCormack terminates his employment within thirty days following the expiration of such cure period.

Under Mr. McCormack’s employment agreement “change in control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) ownership of stock of the Company possessing thirty percent or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board of Directors are replaced during any twelve month period by directors whose appointment is not endorsed by a majority of the members of the Board of Directors before the date of appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) assets from the Company that have a total gross fair market value equal to or more than forty percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Under the employment agreement, Mr. McCormack agrees: (i) not to disclose Company confidential information during the term and at all times thereafter; (ii) not to compete with the Company during the term and for a period of eighteen months thereafter; and (iii) not to solicit employees or customers during the term and for a period of eighteen months thereafter.

Under Mr. McCormack’s retention bonus agreement, the Company will pay Mr. McCormack a $100,000 retention bonus provided that he remains continuously employed with the Company until the earliest of (a) a change in control date; (b) two days after filing of the Company’s 10-K for fiscal year 2017; or (c) termination of Mr. McCormack other than for cause (as defined in the retention bonus agreement).

Gordon B. Madlock

Effective January 5, 2009, the Company entered into an employment agreement with Gordon B. Madlock. Mr. Madlock’s agreement was amended effective August 22, 2012, and again on September 23, 2015.

Mr. Madlock’s employment agreement, as amended, provides for: (i) at-will employment; (ii) a current annual base salary of $305,083, subject to annual review by the Chief Executive Officer; (iii) eligibility for a performance bonus of 45% of his annual base salary, based upon the Company Short-Term Incentive Plan (the “STIP”), provided that certain target objectives set by the Chief Executive Officer are attained; (iv) eligibility for participation in the 2010 LTIP with an annual grant target award of $200,000; (v) eligibility for participation in the Company’s employee benefits plans that are offered to salaried employees including, without limitation, health insurance coverage, disability, participation in the Company’s 401(k) plan and any applicable incentive programs; (vi) certain severance detailed below; and (vii) covenants not to compete or solicit employees for eighteen months following termination or to disclose confidential information. The 2010 LTIP annual grant figure is a target, not a minimum, and the retention bonus discussed below was counted towards the targeted figure for fiscal year 2017.

If Mr. Madlock’s employment is terminated for any reason other than “just cause” (as defined below), death or disability, or if his employment is involuntarily terminated within twelve months of a change in control (as defined below), the Company will pay Mr. Madlock: (i) severance equal to nine months’ salary (or 145% of his salary in connection with a change in control), payable over a period of nine months (or twelve months in connection with change in control) as a part of the Company’s standard payroll; (ii) nine months of COBRA premiums (or twelve months in connection with a change in control); and (iii) outplacement services in an amount not to exceed $25,000. Mr. Madlock’s receipt of such benefits is subject to his delivery of a signed release of claims and the return of all property in his possession or control that belongs to the Company. In addition, if Mr. Madlock violates the confidentiality, nonsolicitation, and noncompetition covenants set forth in the employment agreement, the Company may terminate such benefits and Mr. Madlock will repay any such benefits he has received in excess of one month. Under Mr. Madlock’s employment agreement, “just cause” means any of the following: (i) the commission of any illegal act; (ii) the commission of any act of dishonesty, fraud, gross negligence, or willful deceit in connection with his employment; (iii) the use of alcohol or drugs to the extent such use adversely affects his ability to perform his duties or adversely affects the business reputation of Mr. Madlock or the Company; (iv) a material and willful failure to perform his assigned duties; (v) the use of illegal drugs or conviction of a crime which is a felony or which involves theft, dishonesty, unethical conduct or moral turpitude; (vi) willful violation of any of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to him; (vii) willful and material violation of the Company’s written policies; or (viii) willful and material breach of his employment agreement.

Under Mr. Madlock’s employment agreement, “change in control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) ownership of stock of the Company possessing thirty percent or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board of Directors are replaced during any twelve month period by directors whose appointment is not endorsed by a majority of the members of the Board of Directors before the date of appointment or election; or (iv) any one person, or more than one person acting as group, acquires (or has acquired during any twelve month period) assets from the Company that have a total gross fair market value equal to or more than forty percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Under the employment agreement, Mr. Madlock agrees: (i) not to disclose Company confidential information during the term and at all times thereafter; (ii) not to compete with the Company during the term and for a period of eighteen months thereafter; and (iii) not to solicit employees or customers during the term and for a period of eighteen months thereafter.

Under Mr. Madlock’s retention bonus agreement, the Company will pay Mr. Madlock a $37,500 retention bonus provided that he remains continuously employed with the Company until the earliest of (a) a change in control date, (b) two days after filing of the Company’s 10-K for fiscal year 2017, or (c) termination of Mr. Madlock other than for cause (as defined in retention bonus agreement).

Steven M. Korwin

Effective December 8, 2008, the Company entered into an employment agreement with Steven M. Korwin. Mr. Korwin’s agreement was amended effective August 22, 2012, and again on September 23, 2015.

Mr. Korwin’s employment agreement provides for: (i) at-will employment; (ii) a current annual base salary of $264,702 subject to annual review by the Chief Executive Officer; (iii) eligibility for a performance bonus of 45% of his annual base salary, based upon the STIP, provided that certain target objectives set by the Chief Executive Officer are attained; (iv) eligibility for participation in the 2010 LTIP with an annual grant target award of $178,000; (v) eligibility for participation in the Company’s employee benefits plans that are offered to salaried employees including without limitation health insurance coverage, disability, participation in the Company’s 401(k) plan and any applicable incentive programs; (vi) certain severance detailed below; and (vii) covenants not to compete or solicit employees for eighteen months following termination or to disclose confidential information. The 2010 LTIP annual grant figure is a target, not a minimum, and the retention bonus discussed below was counted towards the targeted figure for fiscal year 2017.

The provisions regarding Mr. Korwin’s termination of employment are generally the same as those of Mr. Madlock.

Under the employment agreement, Mr. Korwin agrees: (i) not to disclose Company confidential information during the term and at all times thereafter; (ii) not to compete with the Company during the term and for a period of eighteen months thereafter; and (iii) not to solicit employees or customers during the term and for a period of eighteen months thereafter.

Under Mr. Korwin’s retention bonus agreement, the Company will pay Mr. Korwin a $37,500 retention bonus provided that he remains continuously employed with the Company until the earliest of (a) a change in control date; (b) two days after filing of the Company’s 10-K for fiscal year 2017; or (c) termination of Mr. Korwin other than for cause (as defined in the retention bonus agreement).

Joseph T. Schneider

Effective May 26, 2015, the Company entered into an employment agreement with Joseph T. Schneider, which was amended September 23, 2015.

Mr. Schneider’s employment agreement, as amended, provides for: (i) at-will employment; (ii) a current annual base salary of $265,000, subject to annual review by the Chief Executive Officer; (iii) eligibility for a performance bonus of 45% of Mr. Schneider’s annual base salary, based upon the STIP, provided that certain target objectives set by the Chief Executive Officer are attained; (iv) eligibility for participation in the 2010 LTIP with an annual grant target award of $150,000; (v) eligibility for participation in the Company’s employee benefits plans that are offered to salaried employees including, without limitation, health insurance coverage, disability, participation in the Company’s 401(k) plan and any applicable incentive programs; (vi) certain severance detailed below; and (vii) covenants not to compete or solicit employees for twelve months following termination or to disclose confidential information. The 2010 LTIP annual grant figure is a target, not a minimum, and the retention bonus discussed below was counted towards the targeted figure for fiscal year 2017.

If Mr. Schneider’s employment is terminated for any reason other than “cause” (as defined below), death or disability, or if his employment is involuntarily terminated within twelve months of a change in control (as defined below), the Company will pay Mr. Schneider: (i) severance equal to nine months’ salary (or 145% of his annual base salary in connection with a change in control), payable over a period of nine months (or twelve months in connection with change in control) as a part of the Company’s standard payroll; (ii) nine months of COBRA premiums (or twelve months in connection with a change in control); and (iii) outplacement services in an amount not to exceed $25,000. Mr. Schneider’s receipt of such benefits is subject to his delivery of a signed release of claims and the return of all property in his possession or control that belongs to the Company. In addition, if Mr. Schneider violates the confidentiality, nonsolicitation, and noncompetition covenants set forth in the employment agreement, the Company may terminate such benefits and Mr. Schneider will repay any such benefits he has received in excess of one month.

Under Mr. Schneider’s employment agreement, “cause” means any of the following: (a) personal dishonesty; (b) gross negligence; (c) violation of any law, rule or regulation; (d) breach of applicable confidentiality, nonsolicitation or noncompetition provisions to which he is subject, including such provisions under the employment agreement; (e) a breach of any material provision of the Company’s Code of Business Conduct and Ethics or other policies and procedures; (f) use of alcohol or drugs to the extent such use adversely affects his ability to perform his duties or adversely affects the business reputation of Mr. Schneider or the Company; (g) use of illegal drugs; or (h) failure or refusal to substantially perform his duties and responsibilities to the Company as reasonably determined from time to time by the President and Chief Executive Officer of the Company (or his designee).

Under Mr. Schneider’s employment agreement “change in control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) ownership of stock of the Company possessing thirty percent or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board of Directors are replaced during any twelve month period by directors whose appointment is not endorsed by a majority of the members of the Board of Directors before the date of appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) assets from the Company that have a total gross fair market value equal to or more than forty percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Under the employment agreement, Mr. Schneider agrees: (i) not to disclose Company confidential information during the term and at all times thereafter; (ii) not to compete with the Company during the term and for a period of twelve months thereafter; and (iii) not to solicit employees or customers during the term and for a period of twelve months thereafter.

Under Mr. Schneider’s retention bonus agreement, the Company will pay Mr. Schneider a $37,500 retention bonus provided that he remains continuously employed with the Company until the earliest of (a) a change in control date, (b) two days after filing of the Company’s 10-K for fiscal year 2017, or (c) termination of Mr. Schneider other than for cause (as defined in the retention bonus agreement).

Table – Potential Payments upon Termination or Change in Control

The following is a table showing estimated payments and benefits to the Named Executive Officers upon termination without cause or change in control, assuming the event triggering payment occurred on July 2, 2017. Other than as set forth below, all contracts, agreements, plans or arrangements are non-discriminatory in scope, term and operation and are generally available to all salaried employees (including without limitation payments upon death, disability and retirement).

Named Executive Officer	Termination		Change in Control
Joseph J. Hartnett
Salary	$—		—
Bonus	$200,000	(5)	200,000	(5)
Value Realized Upon Vesting of Equity-Based Awards (1)	—		—
COBRA Premium	$—		—
Total	$200,000		200,000
Joseph G. McCormack (2)
Salary	$251,250		485,750	(8)
Bonus	$170,964	(6),(7)	170,964	(6),(7)
Value Realized Upon Vesting of Equity-Based Awards (1)	—		525,253
Outplacement Services	$25,000		25,000	(8)
COBRA Premium	$15,398		20,531	(8)
Total	$462,612		1,227,498
Gordon B. Madlock (3)
Salary	$228,812		442,370	(8)
Bonus	$37,500	(6)	37,500	(6)
Value Realized Upon Vesting of Equity-Based Awards (1)	—		512,697
Outplacement Services	$25,000		25,000	(8)
COBRA Premium	$11,803		15,738	(8)
Total	$303,115		1,033,305
Steven M. Korwin (3)
Salary	$198,527		383,818	(8)
Bonus	$37,500	(6)	37,500	(6)
Value Realized Upon Vesting of Equity-Based Awards (1)	—		404,506
Outplacement Services	$25,000		25,000	(8)
COBRA Premium	$11,803		15,738	(8)
Total	$272,830		866,562
Joseph T. Schneider (4)
Salary	$198,750		384,250	(8)
Bonus	$37,500	(6)	37,500	(6)
Value Realized Upon Vesting of Equity-Based Awards (1)	—		281,824
Outplacement Services	$25,000		25,000	(8)
COBRA Premium	$12,417		16,556	(8)
Total	$273,667		745,130

(1)

The restricted stock and restricted stock units awarded under the 2010 LTIP, including the awards to the Named Executive Officers in fiscal years 2013 through 2017, inclusive, provide that the awards automatically become fully vested upon a Change in Control. Under the 2010 LTIP, upon termination of employment (as determined under criteria established by the Compensation Committee, including upon death or disability) or upon a Change in Control, the Compensation Committee may in its discretion waive any remaining restrictions applicable to any of the awards issued to the Named Executive Officers. Under the 2010 LTIP, “Change in Control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) ownership of stock of the company possessing thirty percent or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board of Directors is replaced during any twelve month period by directors whose appointment is not endorsed by a majority of the members of the Board of Directors before the date of appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) assets from the Company that have a total gross fair market value equal to or more than forty percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

The option awards issued do not automatically vest in full upon a charge in control, however the Compensation Committee may accelerate the vesting of any awards, including options, under the 2010 LTIP in connection with a Change in Control, termination of employment, or otherwise. In the event of acceleration of the option awards, the named Executive Officers would realize value as follows: (i) $0 for Mr. Hartnett, (ii) $0 for Mr. McCormack, (iii) $0 for Mr. Madlock, (iv) $0 for Mr. Korwin, and (v) $0 for Mr. Schneider, as the option strike prices are all greater than the stock price at July 2, 2017.

The amounts reflect acceleration of vesting of all awards of restricted stock and restricted stock units of the Named Executive Officers under the 2010 LTIP upon a Change in Control. The values are based on the closing market price of the Company’s common stock as of July 2, 2017, being $21.99 per share.

(2)	The potential payments to Mr. McCormack (except as provided in footnote 6) are payable upon termination by the Company other than “Cause” (as such term is defined above under the description of his employment agreement at page 49), death, or disability, or if Mr. McCormack terminates his employment for good reason, as such terms are defined above under the description of Mr. McCormack’s employment agreement on page 50. The amount includes: (i) monthly salary payable for nine months after termination (or, if the termination is within twelve months of a change of control, he will be entitled to 145% of the greater of his base salary as of the date of termination and his base salary as of the date of such change of control); (ii) nine months of COBRA premiums for medical insurance for Mr. McCormack and/or his dependents (or twelve months of COBRA premiums if the termination is within twelve months of a change of control); and (iii) outplacement services for Mr. McCormack in an amount not to exceed $25,000.

(3)	The potential payment to Messrs. Madlock and Korwin (except as provided in footnote 6) are only payable if the Company terminates employment for any reason other than “just cause” (as such term is defined above under the respective description of their employment agreements beginning at page 50), death or disability. The amount includes (i) nine months’ salary payable over nine months as part of the Company standard payroll (or, if the termination is within twelve months of a change of control, he will be entitled to 145% of the greater of his base salary as of the date of termination and his base salary as of the date of such change of control), (ii) nine months of COBRA premiums for medical insurance for Messrs. Madlock and Korwin and/or their dependents (twelve months for a Change in Control), and (iii) up to $25,000 for outplacement services.

(4)	The potential payment to Mr. Schneider (except as provided in footnote 6) is only payable if the Company terminates employment for any reason other than “Cause” (as such term is defined above under the description of his employment agreements at page 52, death or disability. The amount includes (i) nine months’ salary payable over nine months as part of the Company standard payroll (or, if the termination is within twelve months of a change of control, he will be entitled to 145% of the greater of his base salary as of the date of termination and his base salary as of the date of such change of control), (ii) nine months of COBRA premiums for medical insurance for Mr. Schneider and/or his dependents (twelve months for a Change in Control), and (iii) up to $25,000 for outplacement services.

(5)	In fiscal year 2017, the independent directors on the Board of Directors approved a discretionary bonus of $200,000 under the STIP for Mr. Hartnett, to be paid in fiscal year 2018. In the event that Mr. Hartnett’s employment is terminated or a change of control occurs, the bonus will be paid prior to fiscal year 2018.

(6)	On July 13, 2016, the Company entered into retention bonus agreements with Messrs. McCormack, Madlock, Korwin, and Schneider under the LTIP. Under the retention bonus agreement with Mr. McCormack, the Company will pay Mr. McCormack a $100,000 retention bonus provided that he remains continuously employed with the Company until the earliest of (a) a Change of Control date, (b) two days after filing of the Company’s 10-K for fiscal 2017, or (c) termination of Mr. McCormack other than for Cause. The retention bonus agreements for Messrs. Madlock, Korwin, and Schneider are substantially similar, except that their agreements provide for a $37,500 retention bonus.

(7)	In fiscal year 2017, the Board of Directors approved a discretionary bonus under the STIP for Mr. McCormack. The bonus was determined and paid in fiscal year 2018, and was the difference between $100,000 and his actual award under the STIP. His actual award was $29,036, and therefore his discretionary bonus was $70,964. In the event that Mr. McCormack’s employment had been terminated or a change of control had occurred as of July 2, 2017, the bonus would have been paid prior to fiscal year 2018.

(8)	These amounts are only payable in the event of the applicable officer’s involuntary termination within twelve months of a Change in Control.

Target Stock Ownership for Management

In fiscal year 2015, the Board of Directors approved target unrestricted common stock ownership guidelines for management, including Named Executive Officers, as follows: (i) the Chief Executive Officer must attain stock ownership equal to 300% of base salary within five years after eligibility under the LTIP; (ii) the other Named Executive Officers must attain stock ownership equal to 150% of base salary within five years after eligibility under the LTIP; and (iii) the other executive officers must attain stock ownership equal to 100% of base salary (until such time, 50% of all new stock grants, net of voluntary stock forfeitures, must be retained by the applicable executive officer). If any Named Executive Officer’s target is not met within five years, 50% of such Named Executive Officer’s payment under the STIP will be paid in common stock until the target is met. Prior to approval of such targets, the target was 250% of base salary in excess of $100,000 to be attained within five years. The stock ownership guidelines for our Named Executive Officers and their actual ownership levels as of July 2, 2017 under the guidelines are set forth in the graph below and are expressed as a multiple of base salary. In fiscal year 2017 Mr. Madlock did not meet the stock ownership guidelines.

Monitoring Risks Related to Compensation Policies and Practices

Our Compensation Committee and our Board of Directors believes that our compensation programs are appropriately designed to attract and retain talent and properly incentivize our employees. We have compared our compensation policies and programs to those of other similar companies in making our determination. Our Compensation Committee and Board of Directors are aware that if the programs are not carefully designed, the programs could incentivize executives to take imprudent business risks. Although our programs are generally based on pay-for-performance and provide incentive-based compensation, our programs also include mitigation factors to help ensure that our employees and executives are not incentivized to take risks that could adversely affect our business. We believe that the following features of our compensation program help to mitigate risks:

•	Oversight by the Compensation Committee and the Board of Directors and frequent reporting on compensation matters by management to the Compensation Committee and the Board of Directors;

•

A large portion of each employee’s compensation is base salary, so we do not believe our employees are dependent on achieving high incentive compensation to satisfy their basic financial needs (see page 40 under “Allocation of Compensation Components” for the percentages that each element of compensation bears to total compensation);

•	Careful consideration of plan targets and final payout amounts with targets focusing on reportable financial metrics;

•	Significant ownership goals by key executives in our common stock;

•

Inclusion of both short-term (such as incentive pay based upon the profitability and financial health of the Company) and long-term goals (such as using restricted stock and vesting over time based upon achieving specific performance goals);

•	Providing for a mixture of both cash and equity-based compensation;

•	The short-term incentive opportunities under the STIP are capped at two times the applicable target;

•

The measures for both the short-term and long-term incentive plans are aligned with achievable operating and strategic plans for the Company, and the payouts at threshold, target and maximum are at reasonable levels such that management is not incentivized to achieve short-term goals that are adverse to the long-term well-being of the Company;

•

The long-term incentive opportunities under the Company’s LTIP are based upon achieving specific measurable performance goals over time (i.e., the participants do not receive the benefit of the awards simply by virtue of employment with the Company);

•	We have adopted a clawback policy in accordance with applicable laws and regulations (see a description under “Clawback Policy,” on page 41).

After review of our various compensation policies and programs, the Company does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

General

Effective November 4, 2015, the annual retainer payable to the independent directors is as follows: (i) to the independent directors other than the Chairman, $90,000, being $40,000 in cash payable quarterly and $50,000 as an annual stock grant; and (ii) to the Chairman, $145,000, being $70,000 in cash payable quarterly and $75,000 as an annual stock grant. The increases in director compensation were based on the Committee’s review of data published by the National Association of Corporate Directors (“NACD”) regarding director compensation.

In addition, directors serving on the Compensation Committee and the Nominating & Corporate Governance Committee are paid $1,000 for each regularly scheduled committee meeting. Directors serving on the Audit Committee are paid $1,100 for each regularly scheduled meeting. The higher Audit Committee fees reflect the additional time the committee spends on Company matters. Directors serving on the Process Committee receive a monthly stipend of $2,000. This monthly stipend reflects the additional time the committee spends on exploring and evaluating strategic alternatives and other Company matters. An annual retainer in the amount of $10,000, $6,000 and $6,000 is paid in quarterly installments to the Chairman of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively.

The number of shares of stock granted pursuant to the annual stock grant to independent directors is determined based on fair market value two (2) days after the later of: (i) the date of the annual shareholder meeting and (ii) the date of the earnings release for the first quarter. The annual stock grants for fiscal year 2017 were granted under the 2010 LTIP and are described in the “Director Compensation” table below.

The Board of Directors is considering a proposal to pay the independent directors’ annual retainer entirely in cash, rather than a mix of cash and equity, related in part to restrictions on issuing new shares of common stock contained in the Merger Agreement. The retainer payments would be paid quarterly to directors as they are now, and upon closing of the Merger no further compensation would be paid to directors. Other than the payment of the retainer in cash rather than equity, the director compensation would remain the same for fiscal year 2018 under the current proposal.

Target Stock Ownership for Directors

In addition to the compensation described above, under guidelines approved by the Board of Directors, the directors are required to achieve a Company common stock ownership target, within five years, of a market value of three times the annual board retainer (consisting of cash and the value of stock grants). The target ownership includes shares paid as a portion of the Board of Directors retainer. All of our directors have achieved the target, other than Frank A. Wilson who joined the Board in fiscal 2015, and John A. Janitz and Alan L. Bazaar who both joined the Board of Directors in fiscal 2016.

Director Compensation Table

Members of the Board of Directors of the Company who are not Named Executive Officers received the following compensation during the fiscal year ended July 2, 2017. Mr. Joseph J. Hartnett, the Interim President and Chief Executive Officer, did not receive compensation in fiscal year 2017 in his capacity as a member of the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Grants ($) (8)	Total ($)
Alan L. Bazaar (1)	73,200	49,994	123,194
James D. Fast (2)	45,200	49,994	95,194
John A. Janitz (3)	69,200	49,994	119,194
Charles R. Kummeth (4)	46,000	49,994	95,994
David P. Molfenter (5)	76,000	49,994	125,994
James R. Swartwout (6)	103,733	74,991	178,724
Frank A. Wilson (7)	49,968	49,994	99,962

Total	463,301	374,955	838,256

(1)	Mr. Bazaar received 2,254 shares of common stock of the Company in fiscal year 2017 as compensation for his services as a director. The cumulative number of shares of common stock issued to Mr. Bazaar as compensation in fiscal year 2017 and all prior fiscal years outstanding as of 2017 fiscal year end is 3,349.

(2)	Mr. Fast received 2,254 shares of common stock of the Company in fiscal year 2017 as compensation for his services as a director. The cumulative number of shares of common stock issued to Mr. Fast as compensation in fiscal year 2017 and all prior fiscal years and outstanding as of 2017 fiscal year end is 17,779.

(3)	Mr. Janitz received 2,254 shares of common stock of the Company in fiscal year 2017 as compensation for his services as a director. The cumulative number of shares of common stock issued to Mr. Janitz as compensation in fiscal year 2017 and all prior fiscal years outstanding as of 2017 fiscal year end is 3,349.

(4)	Mr. Kummeth received 2,254 shares of common stock of the Company in fiscal year 2017 as compensation for his services as a director. The cumulative number of shares of common stock issued to Mr. Kummeth as compensation in fiscal year 2017 and all prior fiscal years and outstanding as of 2017 fiscal year end is 12,197.

(5)	Mr. Molfenter received 2,254 shares of common stock of the Company in fiscal year 2017 as compensation for his services as a director. The cumulative number of shares of common stock issued to Mr. Molfenter as compensation in fiscal year 2017 and all prior fiscal years and outstanding as of 2017 fiscal year end is 19,582.

(6)	Mr. Swartwout is the current Chairman of the Board of Directors, and was elected to that position on February 5, 2016. Mr. Swartwout received 3,381 shares of common stock of the Company in fiscal year 2017 as compensation for his services as a director. The cumulative number of shares of common stock issued to Mr. Swartwout as compensation in fiscal year 2017 and all prior fiscal years and outstanding as of 2017 fiscal year end is 21,938.

(7)	Mr. Wilson received 2,254 shares of common stock of the Company in fiscal year 2016 as compensation for his services as a director. The cumulative number of shares of common stock issued to Mr. Wilson as compensation in fiscal year 2017 and all prior fiscal years and outstanding as of 2017 fiscal year end is 6,472.

(8)	The amounts shown are the aggregate grant date fair value computed in accordance with ASC Topic 718. The stock awards were granted under the 2010 LTIP.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended July 2, 2017 with management and with the Company’s independent registered public accountants, BDO USA. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has discussed with BDO USA the matters required to be discussed by Statement on Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees, relating to the conduct of the audit. The Audit Committee has received the written disclosures from BDO USA required by Rule 3526 of the Public Company Accounting Oversight Board (Independence Discussion with Audit Committees), including the letter from BDO USA required by the Public Company Accounting Oversight Board regarding BDO USA’s communications with the Audit Committee, discussed with BDO USA their independence, and considered the compatibility of non-audit services provided by BDO USA with their independence.

Based on the review and discussion described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended July 2, 2017 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2017 for filing with the SEC.

Frank A. Wilson, Chairman

Alan L. Bazaar

James R. Swartwout

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with Related Persons

During fiscal year 2017, the Company was not a participant in any transaction in which any related person had or will have a direct or indirect material interest (nor is the Company a participant in any such transaction that is currently proposed).

Review and Approval of Related Person Transactions

The Company reviews all relationships and transactions in which the Company and the directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Nominating and Corporate Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. Any member of the Nominating and Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. Any review of such relationships and transactions is conducted in accordance with the Company’s Code of Business Conduct and Ethics, the Corporate Governance Guidelines, and the Charter of the Nominating and Corporate Governance Committee, as applicable.

SHAREHOLDER PROPOSALS – 2018 MEETING

Any shareholder proposal intended for inclusion in the proxy materials for the 2018 Annual Meeting of Shareholders of the Company must be received by the Company not later than July 2, 2018, at its principal executive offices, 425 N. Martingale Road, Suite 1000, Schaumburg, Illinois 60173-2213, Attention: Corporate Secretary. Shareholder proposals to be presented at the 2018 Annual Meeting that will not be included in the Company’s Proxy Statement because they were not received prior to the above date, or shareholder proposals related to director nominations, must be received by the Company at the address above no later than August 2, 2018. The Company will not consider shareholder proposals for the 2018 Meeting that are received prior to April 4, 2018 and that are not otherwise in compliance with the requirements of Article I, Section 10 of the Company’s Code of Regulations or, as applicable, Rule 14a-8 under the Exchange Act.

By Order of the Board of Directors

/s/ Joseph J. Hartnett

Joseph J. Hartnett
October 30, 2017	Interim President and Chief Executive Officer

SPARTON CORPORATION 425 N. MARTINGALE ROAD SUITE 1000 SCHAUMBURG, IL 60173

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on November 29, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on November 29, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the election of all nominees:
1. To elect seven directors each for a term of one year as set forth in the Proxy Statement.

Nominees
	For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

1A Alan L. Bazaar	☐	☐	☐	2 Ratification of the appointment of BDO USA, LLP as independent registered public accountants for the Company for the fiscal year ending July 1, 2018 by advisory vote		☐	☐	☐
1B James D. Fast	☐	☐	☐

1C Joseph J. Hartnett	☐	☐	☐	3 To approve the Named Executive Officer compensation by an advisory vote.		☐	☐	☐

1D Charles R. Kummeth	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain

1E David P. Molfenter	☐	☐	☐	4 To approve the frequency of the advisory vote on compensation of Named Executive Officers by an advisory vote.	☐	☐	☐	☐
1F James R. Swartwout	☐	☐	☐
1G Frank A. Wilson	☐	☐	☐	NOTE: To transact such other business as may properly come before the meeting or at any adjournments thereof. Only holders of common stock of record at the close of business on October 20, 2017 are entitled to notice of and to vote at the meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournments thereof.
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000346888_1     R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com

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SPARTON CORPORATION

Annual Meeting of Shareholders

November 30, 2017 8:00 AM CST

This proxy is solicited by the Board of Directors

Joseph Hartnett, Joseph McCormack, and James Mahoney, and each of them, are hereby appointed proxies of the undersigned with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of SPARTON CORPORATION on Thursday, November 30, 2017, at 8:00 a.m., CST, or any adjournments thereof, and to vote thereat as designated on this Proxy, all shares of said Corporation which the undersigned would be entitled to vote if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1-3, IN FAVOR OF HOLDING A SHAREHOLDER ADVISORY VOTE EVERY “1 YEAR” ON PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side

0000346888_2     R1.0.1.17